Filed Pursuant to Rule 424(b)(2)
Registration No.: 333-260150

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities nor do they seek an offer to buy these securities in any jurisdiction where offer or sale is not permitted.

Subject to Completion, dated January 18, 2024

Preliminary Prospectus Supplement

(To Prospectus dated October 8, 2021)

$

% Fixed/Floating Rate Senior Notes due

We are offering $                 aggregate principal amount of our     % fixed/floating rate senior notes due                 (the “notes”). The notes will bear interest (i) from and including                 , 2024 to but excluding                  (the “Fixed Rate Period”) at a fixed rate of     % per annum, payable semi-annually in arrears on                  and                  of each year, beginning on                 , 2024 and (ii) from and including                  to but excluding the Maturity Date (as defined herein) (the “Floating Rate Period”) by reference to the Secured Overnight Funding Rate (“SOFR”) in accordance with the formula described herein under “Description of the Notes—Payment of Principal and Interest—Calculation of Accrued Interest during Floating Rate Periods” plus     %, payable quarterly in arrears on the second Business Day (as defined herein) following each Floating Rate Interest Payment Period End-Date (as defined herein); provided that the Interest Payment Date (as defined herein) with respect to the final Floating Rate Interest Payment Period (as defined herein) will be the Maturity Date or, if the notes are redeemed during the Floating Rate Period, the redemption date.

The notes will mature on                 . We may, at our option, redeem the notes at the applicable times and at the applicable redemption price described herein under “Description of the Notes—Optional Redemption.” The notes will not be subject to repayment at the option of the holder at any time prior to maturity and will not be entitled to any sinking fund.

The notes will be our unsecured obligations and will rank equally in right of payment with all of our other existing and future unsecured and unsubordinated indebtedness. The notes will be effectively subordinated to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness. None of our existing or future subsidiaries will guarantee our obligations under the notes, and, accordingly, the notes will be structurally subordinated to all existing and future liabilities of our existing and future subsidiaries.

The notes will be issued only in registered book-entry form, in denominations of $2,000 and integral multiples of $1,000 in excess thereof. We do not intend to apply for the listing of the notes on any securities exchange or to have the notes quoted on a quotation system. Currently there is no public market for the notes.

The notes are not savings accounts, deposits or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation (“FDIC”) or any other governmental agency.

Investing in the notes involves risk. See “Risk Factors” beginning on page S-7 of this prospectus supplement and beginning on page 20 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (the “2022 Form 10-K”) to read about factors you should consider before making a decision to invest in the notes.

Neither the Securities and Exchange Commission (the “SEC”), any state securities commission, the FDIC, the Board of Governors of the Federal Reserve System nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Notes
	Per Note		Total
Price to public(1)		%	$
Underwriting discount		%	$
Proceeds, before expenses, to us(1)		%	$

(1)	Plus accrued interest, if any, from , 2024.

The underwriters expect to deliver the notes to purchasers in book-entry form only through The Depository Trust Company (“DTC” or “Depositary”), for the benefit of its participants, including Clearstream Banking S.A. (“Clearstream”) and Euroclear Bank SA/NV (“Euroclear”), on or about                 , 2024. See “Book-Entry; Delivery and Form.”

Joint Book-Running Managers

Barclays	BofA Securities	Goldman Sachs & Co. LLC	Morgan Stanley	Citizens Capital Markets

Prospectus Supplement dated                , 2024

PROSPECTUS SUPPLEMENT

PROSPECTUS

Neither we nor the underwriters have authorized anyone to provide you with information other than the information contained in this prospectus supplement and the accompanying prospectus, including the information incorporated by reference, or any free writing prospectus that we prepare and distribute. Neither we nor the underwriters take any responsibility for, or provide any assurance as to the reliability of, any other information that others may give you. This prospectus supplement, the accompanying prospectus and any such free writing prospectus may be used only for the purposes for which they have been prepared.

We are not, and the underwriters are not, making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of

i

the applicable document. Our business, financial condition, results of operations and prospects may have changed since the date such statements were made. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or on behalf of the underwriters, to subscribe for and purchase, any of the notes and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

For investors outside of the United States, we have not done anything that would permit the offering, possession or distribution of this prospectus supplement in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to the offering, possession or the distribution of this prospectus supplement outside of the United States.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of notes and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, dated October 8, 2021, including the documents incorporated by reference therein, provides more general information, some of which may not apply to this offering of notes. Generally, when we refer to this prospectus supplement, we are referring to both parts of this document combined. You should read both this prospectus supplement and the accompanying prospectus, together with the documents incorporated by reference and the additional information described under the heading “Where You Can Find More Information” in this prospectus supplement.

To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or in any document incorporated by reference that was filed with the SEC before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date (for example, a document incorporated by reference in this prospectus supplement or in the accompanying prospectus) the statement in the document having the later date modifies or supersedes the earlier statement.

Unless otherwise stated in this prospectus supplement or accompanying prospectus or the context otherwise requires (for example, under “Risk Factors—Risks Related to the Notes”), the terms “CFG” refers Citizens Financial Group, Inc., and not to any of its consolidated subsidiaries, and the terms “Citizens,” “we,” “us,” and “our” refer to Citizens Financial Group, Inc. together with its consolidated subsidiaries, in each case unless otherwise specified or as the context otherwise requires.

ii

SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus and does not contain all of the information you should consider before investing in the notes. You should read this entire prospectus supplement, the accompanying prospectus and the documents incorporated herein carefully, including the section entitled “Risk Factors” and the financial statements and the related notes incorporated by reference into this prospectus supplement and the accompanying prospectus, before you decide to invest in the notes.

Citizens Financial Group, Inc.

Citizens Financial Group, Inc. (“CFG”) is one of the nation’s oldest and largest financial institutions, with $225.3 billion in assets as of September 30, 2023. Headquartered in Providence, Rhode Island, Citizens offers a broad range of retail and commercial banking products and services to individuals, small businesses, middle-market companies, large corporations and institutions. Citizens helps its customers reach their potential by listening to them and by understanding their needs in order to offer tailored advice, ideas and solutions. In Consumer Banking, Citizens provides an integrated experience that includes mobile and online banking, a full-service customer contact center and the convenience of approximately 3,200 ATMs and more than 1,100 branches in 14 states and the District of Columbia. Consumer Banking products and services include a full range of banking, lending, savings, wealth management and small business offerings. In Commercial Banking, Citizens offers a broad complement of financial products and solutions, including lending and leasing, deposit and treasury management services, foreign exchange, interest rate and commodity risk management solutions, as well as loan syndication, corporate finance, merger and acquisition, and debt and equity capital markets capabilities.

Citizens is a bank holding company which was incorporated under Delaware state law in 1984 whose primary federal regulator is the Board of Governors of the Federal Reserve System (“Federal Reserve”). Our primary subsidiary is Citizens Bank, N.A. (“CBNA”), a national banking association whose primary federal regulator is the Office of the Comptroller of the Currency (“OCC”). For a description of our business, financial condition, results of operations and other important information regarding CFG, we refer you to our filings with the SEC incorporated by reference in this prospectus supplement and the accompanying prospectus. For instructions on how to find copies of these documents, see “Where You Can Find More Information.”

Our principal executive offices are located at One Citizens Plaza, Providence, RI, 02903 and our telephone number is (203) 900-6715.

Recent Developments

Preliminary Financial Results

On January 17, 2024, we announced our preliminary financial results for the year ended December 31, 2023. Such financial results are included in our Current Report on Form 8-K filed with the SEC on January 18, 2024 (the “Year-End 2023 Form 8-K”) and are incorporated by reference in this prospectus supplement. The financial results included in the Year-End 2023 Form 8-K are preliminary and may change as a result of the completion of our financial closing procedures or any adjustments that may result from the completion of the audit of our consolidated financial statements. Accordingly, these preliminary unaudited results may materially differ from the actual results that will be reflected in our consolidated financial statements for the year ended December 31, 2023, when they are completed and publicly filed with the SEC on our Annual Report on Form 10-K for the year ended December 31, 2023. The Year-End 2023 Form 8-K should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our

historical consolidated financial statements and the notes thereto included in our 2022 Form 10-K and our unaudited interim consolidated financial statements and notes thereto included in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023, June 30, 2023 and September 30, 2023, each incorporated by reference in this prospectus supplement.

Neither CFG’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the preliminary fourth quarter and full year 2023 financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the preliminary fourth quarter and full year 2023 financial information.

THE OFFERING

The following is a brief summary of certain terms of this offering. For a more complete description of the terms of the notes, see “Description of the Notes” in this prospectus supplement.

Issuer	Citizens Financial Group, Inc.

Notes Offered	$ aggregate principal amount of % Fixed/Floating Rate Senior Notes due .

Maturity Date	, .

Fixed Rate Period	From and including , 2024 to but excluding .

Floating Rate Period	From and including to but excluding the Maturity Date.

Interest Rate	During the Fixed Rate Period, the notes will bear interest at % per annum.

During the Floating Rate Period, the notes will bear interest in accordance with the formula for SOFR set forth under “Description of the Notes—Payment of Principal and Interest—Calculation of Accrued Interest during Floating Rate Periods,” plus %. The interest rate on the notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application and will in no event be lower than zero.

Day Count Convention	During the Fixed Rate Period, interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

During the Floating Rate Period, interest will be computed on the basis of actual number of days in each Floating Rate Interest Payment Period (or any other relevant period) and a 360-day year.

Interest Payment Dates	With respect to the Fixed Rate Period, interest on the notes will be payable semi-annually in arrears on each and , beginning on , 2024, and ending on . If any Interest Payment Date with respect to the Fixed Rate Period falls on a day that is not a Business Day, then payment of any interest payable on such date will be postponed to the next succeeding Business Day, with the same force and effect as if made on the date such payment was due, and no interest or other payment will accrue as a result of such delay.

During the Floating Rate Period, interest on the notes will be payable quarterly in arrears on the second Business Day (as defined herein) following each Floating Rate Interest Payment Period End-Date (as defined below); provided that the Interest Payment Date with respect to the final Floating Rate Interest Payment Period (as defined below) will be the Maturity Date or, if the notes are redeemed during the Floating Rate Period, the redemption date.

If the scheduled Maturity Date or redemption date, as applicable, falls on a day that is not a Business Day, the payment of principal and interest will be made on the next succeeding Business Day, but interest on that payment will not accrue during the period from and after the scheduled Maturity Date or redemption date.

Floating Rate Interest Payment Periods	The “Floating Rate Interest Payment Periods” mean the quarterly periods used to calculate interest on the notes during the Floating Rate Period, which is paid on the Interest Payment Dates.

With respect to an Interest Payment Date in respect of the Floating Rate Period, interest is calculated from and including the second most recent Floating Rate Interest Payment Period End-Date (or from and including in the case of the first Floating Rate Interest Payment Period) to but excluding the immediately preceding Floating Rate Interest Payment Period End-Date; provided that (i) the Floating Rate Interest Payment Period with respect to the final Floating Rate Interest Payment Date (i.e., the Maturity Date or, if the notes are redeemed during the Floating Rate Period, the redemption date) will be the period from and including the second-to-last Floating Rate Interest Payment Period End-Date to but excluding the Maturity Date or, if the notes are redeemed during the Floating Rate Period, the redemption date, as applicable, and (ii) with respect to such final Floating Rate Interest Payment Period, the level of SOFR for each calendar day in the period from and including the Rate Cut-Off Date (as defined below) to, but excluding, the Maturity Date or, if the notes are redeemed during the Floating Rate Period, the redemption date shall be the level of SOFR in respect of such Rate Cut-Off Date.

Floating Rate Interest Payment Period End-Dates	The “Floating Rate Interest Payment Period End-Dates” mean , , and in each year, beginning on , and ending on the Maturity Date or, if the notes are redeemed during the Floating Rate Period, the redemption date, provided that if any scheduled Floating Rate Interest Payment Period End-Date, other than the Maturity Date or, if the notes are redeemed during the Floating Rate Period, the redemption date, as applicable, falls on a day that is not a Business Day, it will be postponed to the following Business Day, except that, if that Business Day would fall in the next calendar month, the Floating Rate Interest Payment Period End-Date will be the immediately preceding Business Day. If the scheduled final Floating Rate Interest Payment Period End-Date (i.e., the Maturity Date, or if the notes are redeemed during the Floating Rate Period, the redemption date) falls on a day that is not a Business Day, the payment of principal and interest will be made on the next succeeding Business Day, but interest on that payment will not accrue during the period from and after the scheduled final Floating Rate Interest Payment Period End-Date.

Rate Cut-Off Date	The “Rate Cut-Off Date” means the second U.S. Government Securities Business Day (as defined below) prior to the Maturity Date or the redemption date, as applicable.

Ranking	The notes will be our unsecured obligations and will rank equally in right of payment with all of our other existing and future unsecured and unsubordinated indebtedness. All of our secured indebtedness will have a prior claim with respect to the assets securing that indebtedness. None of our existing or future subsidiaries will guarantee our obligations under the notes, and, accordingly, the notes will be structurally subordinated to all existing and future liabilities of our existing and future subsidiaries. As of September 30, 2023, CBNA had total deposits, debt and other liabilities of approximately $201.9 billion, all of which would be structurally senior to the notes.

Repurchase at Option of Holders	The notes will not be subject to repayment at the option of the holders at any time prior to maturity.

Optional Redemption	The notes may be redeemed by us, at our option, in whole or in part, at any time or from time to time, on or after (180 days from , 2024) (or, if additional notes are issued thereafter, beginning 180 days after the issue date of such additional notes), and prior to (the date that is one year prior to the Maturity Date), at a redemption price (expressed as a percentage of the principal amount and rounded to three decimal places), equal to the greater of:

•

(a) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed, discounted to the redemption date (assuming that the notes to be redeemed matured on                  (the date that is one year prior to the Maturity Date)) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate (as defined in this prospectus supplement) plus      basis points less (b) interest accrued to the date of redemption; and

•	100% of the principal amount of the notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon, if any, to, but excluding, the redemption date.

In addition we may, at our option, redeem the notes (i) in whole but not in part on (the date that is one year prior to the Maturity Date) or (ii) in whole or in part, at any time and from time to time, on or after (the date that is days prior to the Maturity Date), in each case at a redemption price equal to 100% of the aggregate principal amount of the notes being redeemed, plus accrued and unpaid interest thereon, if any, to, but excluding, the redemption date.

See “Description of the Notes—Optional Redemption of the Notes.”

Sinking Fund	There is no sinking fund for the notes.

Further Issuances	We may from time to time, without notice to or the consent of the registered holders of the notes, issue further notes ranking pari passu with the notes issued in this offering and with identical terms in all respects (or in all respects except for the offering price, the payment of interest accruing prior to the issue date of such further notes or the first payment of interest following the issue date of such further notes) and provide that such further notes may be consolidated and form a single series with the notes issued in this offering. Any further notes issued as part of a single series with the notes issued in this offering will have separate CUSIP and ISIN numbers unless such further notes are fungible with the notes issued in this offering for tax and securities law purposes.

Use of Proceeds	The net proceeds to us from the sale of the notes, after deduction of the discount and estimated offering expenses payable by us, are anticipated to be approximately $ million. We intend to use the net proceeds from the sale of the notes for general corporate purposes. See “Use of Proceeds.”

Trustee	The Bank of New York Mellon.

Governing Law	New York.

Form and Denomination	The notes will be issued in registered form in a minimum denomination of $2,000 and authorized denominations of any integral multiples of $1,000 in excess thereof. The notes will be evidenced by one or more global securities deposited with or on behalf of DTC and registered in the name of Cede & Co. as DTC’s nominee.

No Listing	We do not intend to apply for the listing of the notes on any securities exchange or to have the notes quoted on a quotation system.

Conflicts of Interest	Because Citizens JMP Securities, LLC, an underwriter for this offering, is our wholly owned subsidiary, a conflict of interest under Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121 is deemed to exist. Accordingly, this offering will be conducted in accordance with this rule. Pursuant to FINRA Rule 5121, Citizens JMP Securities, LLC will not confirm sales to any account over which it exercises discretionary authority without the specific prior written approval of the account holder.

CUSIP/ISIN

Risk Factors	Investing in the notes involves risks. You should consider carefully all of the information in this prospectus supplement and any applicable final term sheet. In particular, you should consider carefully the risk factors described in “Risk Factors” beginning on page S-7 of this prospectus supplement and on page 20 of our 2022 Form 10-K and incorporated by reference herein before purchasing any notes.

RISK FACTORS

An investment in notes involves risks. This prospectus supplement does not describe all of these risks. You should carefully consider the risks described below and the risks described in Item 1A, “Risk Factors” in our 2022 Form 10-K, as updated in subsequently filed reports with the SEC, which risk factors and subsequently filed reports are incorporated by reference herein, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making a decision to invest in the notes. Our business, financial condition or results of operations could be materially adversely affected by any of these risks.

Risks Related to the Notes

Our results of operations and our ability to pay principal and interest on the notes depends upon the results of operations of our subsidiaries.

CFG is a separate and distinct legal entity from our banking and non-banking subsidiaries. Our principal source of funds to pay principal and interest on the notes is dividends from CBNA. Various federal and state statutes and regulations limit the amount of dividends that our banking and non-banking subsidiaries may pay to us without regulatory approval. In particular, dividend and other distributions from CBNA to us may require notice to or approval of the applicable regulatory authority. There can be no assurances that we would receive such approval.

In addition, if, in the opinion of the applicable regulatory authority, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice, such authority may require, after notice and hearing, that such bank cease and desist from such practice. Depending on the financial condition of our banking subsidiary, the applicable regulatory authority might deem us to be engaged in an unsafe or unsound practice if CBNA were to pay dividends. The Federal Reserve and OCC have issued policy statements generally requiring insured banks and bank holding companies only to pay dividends out of current operating earnings.

Payment of dividends could also be subject to regulatory limitations if CBNA becomes “under-capitalized” for purposes of the “prompt corrective action” regulations of the OCC, or if CBNA fails to satisfy the “buffer” requirements in the OCC’s regulatory capital rules.

The notes will be structurally subordinated to the obligations of our subsidiaries, which are not guarantors of the notes.

Because we are a non-operating holding company, our rights and the rights of our creditors, including the holders of the notes, to participate in the assets of any subsidiary during that subsidiary’s liquidation or reorganization will be subject to the prior claims of the subsidiary’s creditors unless we are a creditor with recognized claims against the subsidiary. In addition, any extensions of credit from us to CBNA that are included in CBNA’s capital would be subordinate in right of payment to depositors and to certain other indebtedness of CBNA. Claims from creditors (other than us) against CBNA may include long-term and medium-term debt and substantial obligations related to deposit liabilities, federal funds purchased, securities sold under repurchase agreements and other short-term borrowings. The notes are not obligations of our subsidiaries or guaranteed by our subsidiaries, and our subsidiaries have no obligation to pay any amounts due on the notes. The indenture relating to the notes does not limit the ability of our subsidiaries to issue or incur additional debt. As of September 30, 2023, CBNA had total deposits, debt and other liabilities of approximately $201.9 billion, all of which would be structurally senior to the notes.

Holders of the notes could be at greater risk for being structurally subordinated if we transfer, convey or lease our properties and assets substantially as an entirety to one or more of our majority-owned subsidiaries.

If we convey, transfer or lease our properties and assets substantially as an entirety to one or more of our direct or indirect majority-owned subsidiaries, the subsidiary or subsidiaries will not be required to assume our obligations under the notes, and we will remain the sole obligor on the notes. In such event, creditors of any such subsidiary or subsidiaries would have additional assets from which to recover on their claims while holders of the notes would be structurally subordinated to creditors of such subsidiary or subsidiaries with respect to such assets. See “Description of the Notes—Consolidation, Merger and Sale of Assets” for further information.

The notes will be effectively subordinated to any of our future secured indebtedness.

The notes will be effectively subordinated to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness. In the event that we are declared bankrupt, become insolvent or are liquidated or reorganized, any indebtedness that ranks ahead of the notes will be entitled to be paid in full from our assets before any payment may be made with respect to the notes. Holders of the notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same ranking as the notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we may not have sufficient assets to pay amounts due on the notes. As a result, if holders of the notes receive any payments, they may receive less, ratably, than holders of secured indebtedness. As of September 30, 2023, CFG had no outstanding secured indebtedness.

The indenture relating to the notes will not restrict the amount of additional debt that we may incur.

The notes and indenture under which the notes will be issued will not place any limitation on the amount of secured or unsecured debt that we may incur. Our incurrence of additional debt may have important consequences for you as an investor in the notes, including making it more difficult for us to satisfy our obligations with respect to the notes, a loss in the trading value, if any, of your notes, and a risk that the credit rating of the notes is lowered or withdrawn.

Events for which acceleration rights under the notes may be exercised are more limited than those available under the terms of our outstanding senior notes issued prior to the issue date of the notes.

In connection with the delivery of the notes, we expect to enter into the Seventh Supplemental Indenture (as defined below), pursuant to which the terms of the notes will be established. The terms of our the notes will include, among other things, the circumstances under which the payment of the principal amount of the notes can be accelerated.

All or substantially all of CFG’s outstanding senior notes issued prior to the issue date of the notes (the “existing senior notes”) provide acceleration rights for nonpayment of principal, premium (if any) or interest and for certain events relating to CFG’s bankruptcy, insolvency or reorganization. The existing senior notes also provide acceleration rights for certain bankruptcy, insolvency or reorganization events involving a principal bank subsidiary of CFG and for our default in the performance, or breach, of certain of our covenants or warranties in the Base Indenture (as defined below) and continuance of such default or breach for 60 days after we have received written notice of such failure. In addition, the existing senior notes provide for a seven-day cure period, rather than a 30-day cure period, before a nonpayment of principal becomes an event of default and acceleration rights become exercisable with respect to such nonpayment. However, under the Seventh Supplemental Indenture payment of the principal amount of the notes:

•

may be accelerated only for (i) our failure to pay the principal of, premium (if any) or interest on the notes and, in each case, such nonpayment continues for 30 days after such payment is due, or (ii) the occurrence of certain events relating to our bankruptcy, insolvency or reorganization of CFG; and

•

may not be accelerated if (i) we fail to perform any covenant or agreement (other than nonpayment of principal, premium (if any) or interest) in the Indenture or (ii) upon the occurrence of any events relating to bankruptcy, insolvency or reorganization of any principal bank subsidiary of CFG.

As a result of these differing provisions, if we fail to perform certain covenants or agreements (other than nonpayment of principal, premium (if any) or interest) that apply both to the notes and to any existing senior notes or if certain events of bankruptcy, insolvency or reorganization occur with respect to any principal bank subsidiary of CFG, the trustee and the holders of the existing senior notes would have acceleration rights that would not be available to the trustee or the holders of the notes. In addition, if we fail to pay the principal of any existing senior notes when due and such failure continues for seven days, an event of default would occur with respect to such existing senior notes (and the exercise of acceleration rights could proceed immediately in accordance with the provisions of the applicable indenture under which such existing senior notes were issued), whereas, if we fail to pay the principal of the notes when due, the trustee and the holders of the notes must wait for the 30-day cure period to expire before such nonpayment of principal becomes an event of default and any acceleration rights are triggered with respect to such nonpayment. Any repayment of the principal amount of existing senior notes following the exercise of acceleration rights in circumstances in which such rights are not available to the holders of the notes could adversely affect our ability to make timely payments on the notes thereafter. These limitations on the rights and remedies of holders of the notes could adversely affect the market value of the notes, especially during times of financial stress for us or our industry.

The indenture relating to the notes contains no financial covenants and does not contain a provision that would provide protection against a dramatic decline in credit quality.

The indenture relating to the notes contains no financial covenants and does not restrict us from paying dividends or issuing or repurchasing other securities. In addition, the indenture does not contain any provision that would provide protection to the holders of the notes against a sudden and dramatic decline in credit quality resulting from a merger, takeover, recapitalization or similar restructuring or any other event involving us or our subsidiaries that may adversely affect our credit quality.

The notes may be redeemed at our option, and you may not be able to reinvest the proceeds in a comparable security.

We may, at our option, redeem the notes at the applicable times and at the applicable redemption price described herein under “Description of the Notes—Optional Redemption.” We may choose to redeem the notes at times when prevailing interest rates are relatively low and, as a result, you may not be able to reinvest the proceeds you receive from the redemption in a comparable security at an effective interest rate as high as the interest rate on your notes being redeemed.

The interest rate on the notes will reset from fixed to floating rates.

During the period from, and including,                 , 2024, to, but excluding,                 , the notes will bear interest at a fixed rate of     % per annum. However, during the period from, and including,                 , to, but excluding, the Maturity Date, the notes will bear interest at a floating rate per annum in accordance with the formula for SOFR set forth under “Description of the Notes—Payment of Principal and Interest—Calculation of Accrued Interest during Floating Rate Periods,” plus      %. As a result, the interest rate in any Floating Rate Interest Payment Period may be less than the initial interest rate or the interest rate that applies in the preceding interest period, which would affect the amount of any interest payments under the notes and, therefore, could affect their market value.

The amount of interest payable on the notes with respect to each Floating Rate Interest Payment Period will be determined near the end of such Floating Rate Interest Payment Period for the notes.

The interest rate with respect to any Floating Rate Interest Payment Period will only be capable of being determined near the end of such Floating Rate Interest Payment Period in relation to the notes. Consequently, you will not know the amount of interest payable with respect to each such Floating Rate Interest Payment Period until shortly prior to the related Interest Payment Date, and it may be difficult for you to reliably estimate the amount of interest that will be payable on the notes on each such Interest Payment Date. In addition, some investors may be unwilling or unable to trade the notes without changes to their information technology systems, both of which could adversely impact the liquidity and trading price of the notes.

In determining the rate for the final Floating Rate Interest Payment Period, the level of SOFR for any day from and including the second U.S. Government Securities Business Day prior to the Maturity Date or, if applicable, the redemption date to, but excluding, the Maturity Date or, if applicable, the redemption date, will be the level of SOFR in respect of such second U.S. Government Securities Business Day prior to the Maturity Date or, if applicable, the redemption date.

For the final Floating Rate Interest Payment Period, because the level of SOFR for any day from and including the second U.S. Government Securities Business Day prior to the Maturity Date or, if applicable, the redemption date to, but excluding, the applicable Maturity Date or redemption date will be the level of SOFR in respect of such second U.S. Government Securities Business Day prior to the Maturity Date or, if applicable, the redemption date, investors in the notes will not receive the benefit of any increase in the level in respect of SOFR beyond the level for such date in connection with the determination of the interest payable with respect to such Floating Rate Interest Payment Period, which could adversely impact the amount of interest payable with respect to that Floating Rate Interest Payment Period.

The interest rate on the notes during the Floating Rate Period will be based on a daily compounded SOFR rate, which is relatively new in the marketplace.

For each Floating Rate Interest Payment Period, the interest rate on the notes will be based on a daily compounded SOFR rate calculated using the specific formula described in this prospectus supplement, not the SOFR rate published on or in respect of a particular date during such Floating Rate Interest Payment Period or an average of SOFR rates during such period. For this and other reasons, the interest rate on the notes during any Floating Rate Interest Payment Period will not be the same as the interest rate on other SOFR-linked investments that use an alternative basis to determine the applicable interest rate. Further, if the SOFR rate in respect of a particular date during an Floating Rate Interest Payment Period is negative, the portion of the accrued interest compounding factor specifically attributable to such date will be less than one, resulting in a reduction to the accrued interest compounding factor used to calculate the interest payable on the notes for such Floating Rate Interest Payment Period; provided that in no event will the interest payable in respect of any Floating Rate Interest Payment Period be less than zero. In addition, limited market precedent exists for securities that use SOFR as the interest rate and the method for calculating an interest rate based upon SOFR in those precedents varies. Accordingly, the specific formula for the daily compounded SOFR rate used for the notes may not be widely adopted by other market participants, if at all. If the market adopts a different calculation method, that would likely adversely affect the liquidity and market value of the notes.

SOFR has a limited history and its historical performance is not indicative of future performance.

The Federal Reserve Bank of New York (the “FRBNY”) began to publish SOFR in April 2018. Although the FRBNY has also begun publishing historical indicative SOFR going back to 2014, such historical indicative data inherently involves assumptions, estimates and approximations. Therefore, SOFR has limited performance history and no actual investment based on the performance of SOFR was possible before April 2018. The level of SOFR during the Floating Rate Period for the notes may bear little or no relation to the historical level of SOFR. The future performance of SOFR is impossible to predict and, therefore, no future performance of SOFR or the notes may be inferred from any of the hypothetical or actual historical performance data. Hypothetical or actual historical performance data are not indicative of the future performance of SOFR or the notes. Changes in the levels of SOFR will affect Compounded SOFR and, therefore, the return on the notes and the trading price of such notes, but it is impossible to predict whether such levels will rise or fall. There can be no assurance that SOFR will be positive.

The composition and characteristics of SOFR are not the same as those of U.S. dollar LIBOR and any failure of SOFR to gain market acceptance could adversely affect the notes.

SOFR was developed for use in certain U.S. dollar derivatives and other financial contracts as an alternative to the U.S. dollar London interbank offered rate (“U.S. dollar LIBOR”) in part because it is considered representative of general funding conditions in the overnight U.S. Treasury repurchase agreement (“repo”) market. However, as a rate based on transactions secured by U.S. Treasury securities, SOFR does not measure bank-specific credit risk and, as a result, is less likely to correlate with the unsecured short-term funding costs of banks. In addition, SOFR is an overnight rate, while U.S. dollar LIBOR represented interbank funding over different maturities. As a result, there can be no assurance that SOFR or the SOFR Index will perform in the same way as U.S. dollar LIBOR would have at any time, including, without limitation, as a result of changes in interest and yield rates in the market, market volatility, or global or regional economic, financial, political, regulatory, judicial or other events.

The differences between SOFR and U.S. dollar LIBOR may mean that market participants would not consider SOFR a suitable substitute or successor for all of the purposes for which U.S. dollar LIBOR historically has been used (including, without limitation, as a representation of the unsecured short-term funding costs of banks), which may, in turn, lessen market acceptance of SOFR. In addition, an established trading market for the notes may never develop or may not be very liquid if developed. Market terms for debt securities that are linked to SOFR, such as the spread over the base rate reflected in the interest rate provisions applicable to the notes, may evolve over time, and as a result, trading prices of the notes may be lower than those of later-issued debt securities that are linked to SOFR. If for these or other reasons SOFR does not prove to be widely used in debt securities that are similar or comparable to the notes, the trading price of the notes may be lower than those of debt securities that are linked to rates that are more widely used. Investors in the notes may not be able to sell their notes at all or may not be able to sell their notes at prices that will provide them with a yield comparable to similar investments that have a developed secondary market, and may consequently suffer from increased pricing volatility and market risk.

The price at which the notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased.

The price at which the notes may be sold prior to maturity will depend on a number of factors, including, but not limited to: (i) actual or anticipated changes in the level of SOFR, (ii) volatility of the level of SOFR, (iii) changes in interest and yield rates, (iv) any actual or anticipated changes in our credit ratings or credit spreads and (v) the time remaining to maturity of the notes. Generally, the longer the time remaining to maturity and the more tailored the exposure, the more the market price of the notes will be affected by the other factors described in the preceding sentence. This can lead to significant adverse changes in the market price of securities like the notes. Depending on the actual or anticipated level of SOFR, the market value of the notes may decrease and you may receive substantially less than 100% of the issue price if you sell your notes prior to maturity.

The administrator of SOFR may make changes that could change the value of SOFR or discontinue SOFR and has no obligation to consider the interests of the investors in the notes in doing so.

The FRBNY, as administrator of SOFR, may make methodological or other changes that could change the value of SOFR, including changes related to the method by which SOFR is calculated, eligibility criteria applicable to the transactions used to calculate SOFR, or timing related to the publication of SOFR. In addition, the administrator may alter, discontinue or suspend calculation or dissemination of SOFR (in which case a fallback method of determining the interest rate on the notes as further described under “Description of the Notes—Payment of Principal and Interest—Calculation of Accrued Interest during Floating Rate Periods” will apply). The administrator has no obligation to consider the interests of investors in the notes in calculating, adjusting, converting, revising or discontinuing SOFR.

If SOFR is discontinued, the notes will bear interest by reference to a different base rate, which could adversely affect the value of the notes, the return on the notes and the trading price of the notes; there can be no guarantee that any Benchmark Replacement will be a comparable substitute for SOFR.

If we or our designee determines that a Benchmark Transition Event and its related Benchmark Replacement Date (each as defined below) have occurred in respect of SOFR, then a Benchmark Replacement (as defined below) will be selected by us or our designee in accordance with the SOFR Provisions described under “Description of the Notes—Payment of Principal and Interest—Calculation of Accrued Interest during Floating Rate Periods” below. The selection of a Benchmark Replacement, and any decisions, determinations or elections made by us or our designee in connection with implementing a Benchmark Replacement with respect to the notes in accordance with the SOFR Provisions could result in adverse consequences to the applicable interest rate on the notes, which could adversely affect the return on, value of and market for the notes.

If a particular Benchmark Replacement or Benchmark Replacement Adjustment (as defined below) cannot be determined, then the next-available Benchmark Replacement or Benchmark Replacement Adjustment will apply. These replacement rates and adjustments may be selected, recommended or formulated by (i) the Relevant Governmental Body (as defined below) (such as the Alternative Reference Rates Committee (“ARRC”)), (ii) the International Swaps and Derivatives Association, Inc. (“ISDA”) or (iii) in certain circumstances, us or our designee. In addition, the terms of the notes expressly authorize us or our designee to make Benchmark Replacement Conforming Changes (as defined below) with respect to, among other things, the determination of interest payment periods and the timing and frequency of determining rates and making payments of interest and other administrative matters. The application of a Benchmark Replacement and Benchmark Replacement Adjustment, and any implementation of Benchmark Replacement Conforming Changes, could result in adverse consequences to the amount of interest payable on the notes, which could adversely affect the return on, value of and market for the notes. Further, there is no assurance that the characteristics of any Benchmark Replacement will be similar to the then-current Benchmark that it is replacing, that any Benchmark Replacement will produce the economic equivalent of the then-current Benchmark that it is replacing, that securities linked to any Benchmark Replacement will gain market acceptance, or that the administrator for any Benchmark Replacement (or any reference rate underlying a Benchmark Replacement) will not make changes to the reference rate or discontinue administration of the Benchmark Replacement (or any underlying reference rate), all of which could adversely affect the value of and market for the notes.

SOFR may be more volatile than other benchmark or market rates.

Since the initial publication of SOFR, daily changes in the rate have, on occasion, been more volatile than daily changes in other benchmark or market rates, such as U.S. dollar LIBOR, during corresponding periods, and the return on, value of and market for the notes may fluctuate more than floating rate debt securities with interest rates based on less volatile rates.

We or our designee may make certain determinations with respect to the notes, which determinations may adversely affect the notes.

We or our designee may make certain determinations with respect to the notes as further described under the caption “Description of the Notes—Payment of Principal and Interest—Calculation of Accrued Interest during Floating Rate Periods.” For example, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, we or our designee will make certain determinations with respect to the notes in the our or our designee’s sole discretion as further described under “Description of the Notes—Payment of Principal and Interest—Calculation of Accrued Interest during Floating Rate Periods” below. In addition, we or an affiliate of ours may assume the duties of the Calculation Agent (as defined below) for the notes during the Floating Rate Period. In making any required determinations, potential conflicts of interest may exist between us, or our designee (which may be our affiliate), and you. Any of these determinations may adversely affect the value of the notes, the return on the notes and the price at which you can sell the notes. Moreover, certain determinations may require the exercise of discretion and subjective judgments, such as with respect to the base rate or the occurrence or non-occurrence of a Benchmark Transition Event and any Benchmark Replacement Conforming Changes. These

potentially subjective determinations will be made by the us or our designee. These potentially subjective determinations may adversely affect the value of the notes, the return on the notes and the price at which you can sell the notes. For further information regarding these types of determinations, see “Description of the Notes—Payment of Principal and Interest—Calculation of Accrued Interest during Floating Rate Periods” below.

Our credit ratings may not reflect all risks of an investment in the notes.

Our credit ratings are an assessment of our ability to pay our obligations as they become due. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes. Our credit ratings, however, may not reflect the potential risks related to the market or other factors on the value of the notes. Furthermore, because your return on the notes depends upon factors in addition to our ability to pay our obligations, an improvement in our credit ratings will not necessarily reduce the other investment risks related to the notes. A credit rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn by the rating agency at any time.

Changes in our credit ratings may affect the value of the notes.

There is no assurance that a rating will remain for any given period of time or that a rating will not be suspended, lowered or withdrawn by the relevant rating agency if, in its judgment, circumstances in the future so warrant. In the event that a rating assigned to the notes or to us is subsequently suspended, lowered or withdrawn for any reason, the market value of the notes is likely to be adversely affected.

There may not be any trading market for the notes.

There is currently no secondary market for the notes and we cannot assure you that one will develop. Even if a market does develop, it may not be liquid and may not continue for the term of the notes. If the secondary market for the notes is limited, there may be few or no buyers if you choose to sell your notes prior to maturity and this may reduce the price you receive or your ability to sell the notes at all.

Some or all of the underwriters have advised us that they presently intend to make a market in the notes after the completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without notice.

Any trading market for, and trading value of, the notes may be affected by a number of factors. These factors include, but are not limited to:

•	our financial performance;

•	the level of liquidity of the notes;

•	the time remaining to maturity of the notes;

•	the aggregate amount outstanding of the relevant notes;

•	any redemption features of the notes;

•	the market for similar securities; and

•	the level, direction and volatility of market interest rates generally.

As a result of these factors, you may not be able to sell your notes at a price you believe is appropriate or that is at least equal to the price you paid for the notes or the principal amount of the notes.

The notes are not insured.

The notes are our unsecured obligations. The notes are not savings accounts, deposits or other obligations of any of the bank or non-bank subsidiaries of CFG and are not insured by the FDIC or any other governmental agency.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, any related free writing prospectus and the documents incorporated by reference herein or therein include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statement that does not describe historical or current facts is a forward-looking statement. These statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “goals,” “targets,” “initiatives,” “potentially,” “probably,” “projects,” “outlook,” “guidance” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would,” and “could.”

Forward-looking statements are based upon the current beliefs and expectations of management, and on information currently available to management. Our statements speak as of the date they are made, and we do not assume any obligation to update these statements or to update the reasons why actual results could differ from those contained in such statements in light of new information or future events after the date of this prospectus supplement, except as may be required by law. We caution you, therefore, against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. While there is no assurance that any list of risks and uncertainties or risk factors is complete, important factors that could cause actual results to differ materially from those in the forward-looking statements include the following, without limitation:

•

Negative economic, business and political conditions, including as a result of the interest rate environment, supply chain disruptions, inflationary pressures and labor shortages, that adversely affect the general economy, housing prices, the job market, consumer confidence and spending habits;

•	The general state of the economy and employment, as well as general business and economic conditions, and changes in the competitive environment;

•	Our capital and liquidity requirements under regulatory standards and our ability to generate capital and liquidity on favorable terms;

•	The effect of changes in our credit ratings on our cost of funding, access to capital markets, ability to market our securities, and overall liquidity position;

•	The effect of changes in the level of commercial and consumer deposits on our funding costs and net interest margin;

•

Our ability to implement our business strategy, including the cost savings and efficiency components, and achieve our financial performance goals, including the anticipated benefits of the Investors Bancorp, Inc. acquisition and our acquisition of HSBC Bank U.S.A., N.A.’s East Coast branches and national online deposit business;

•

The effects of geopolitical instability, including the wars in Ukraine and Israel, on economic and market conditions, inflationary pressures and the interest rate environment, commodity price and foreign exchange rate volatility, and heightened cybersecurity risks;

•	Our ability to meet heightened supervisory requirements and expectations;

•	Liabilities and business restrictions resulting from litigation and regulatory investigations;

•	The effect of changes in interest rates on our net interest income, net interest margin and our mortgage originations, mortgage servicing rights and mortgages held for sale;

•

Changes in interest rates and market liquidity, as well as the magnitude of such changes, which may reduce interest margins, impact funding sources and affect the ability to originate and distribute financial products in the primary and secondary markets;

•	Financial services reform and other current, pending or future legislation or regulation that could have a negative effect on our revenue and businesses;

•

Environmental risks, such as physical or transitional risks associated with climate change, and social and governance risks, that could adversely affect our reputation, operations, business, and customers;

•	A failure in or breach of our operational or security systems or infrastructure, or those of our third-party vendors or other service providers, including as a result of cyber-attacks; and

•	Management’s ability to identify and manage these and other risks.

More information about factors that could cause actual results to differ materially from those described in the forward-looking statements can be found under “Risk Factors” in this prospectus supplement and in our 2022 Form 10-K, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

USE OF PROCEEDS

The net proceeds to us from the sale of the notes, after deduction of the discount and estimated offering expenses payable by us, are anticipated to be approximately $                million. We intend to use the net proceeds for general corporate purposes, which may include securities repurchase programs, dividend payments, capital expenditures, working capital, repayment or reduction of long-term and short-term debt, redemption of outstanding long-term debt, short-term debt and preferred equity securities, investing in, or extending credit to, our subsidiaries, and the financing of acquisitions. We have not identified the amounts we will spend on any specific purpose. Accordingly, we will retain broad discretion over the use of the net proceeds.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2023 (i) on an actual basis and (ii) on an as adjusted basis to give effect to this offering and the application of the net proceeds received therefrom as set forth under “Use of Proceeds.” This table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and notes thereto included in our 2022 Form 10-K and our unaudited interim consolidated financial statements and notes thereto included in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023, June 30, 2023 and September 30, 2023, incorporated by reference in this prospectus supplement.

	As of September 30, 2023
	Actual	As Adjusted
	(in millions)	(in millions)
Debt:
Short-term borrowed funds:
Federal funds purchased	$—		$—
Securities sold under agreements to repurchase	215		215
Other short-term borrowed funds	17		17

Total short-term borrowed funds	$232		$232

Long-term borrowed funds:
Citizens Financial Group, Inc.
3.750% fixed-rate subordinated debt, due July 2024	$90		$90
4.023% fixed-rate subordinated debt, due October 2024	17		17
4.350% fixed-rate subordinated debt, due August 2025 (2)	133		133
4.300% fixed-rate subordinated debt, due December 2025 (2)	336		336
2.850% fixed-rate senior unsecured notes, due July 2026 (2)	498		498
2.500% fixed-rate senior unsecured notes, due February 2030 (2)	298		298
3.250% fixed-rate senior unsecured notes, due April 2030 (2)	746		746
3.750% fixed-rate reset subordinated debt, due February 2031	69		69
4.300% fixed-rate reset subordinated debt, due February 2031 (2)	135		135
4.350% fixed-rate reset subordinated debt, due February 2031 (2)	60		60
2.638% fixed-rate subordinated debt, due September 2032 (2)	561		561
5.641% fixed-rate reset subordinated debt, due May 2037 (2)	398		398
Notes offered hereby	—

	$3,341	$
Banking Subsidiaries
2.250% senior unsecured notes, due April 2025 (1)(2)	$748		$748
4.119% fixed/floating-rate senior unsecured notes, due May 2025 (1)(2)	649		649
6.064% fixed/floating-rate senior unsecured notes, due October 2025 (1)(2)	599		599
5.284% fixed/floating-rate senior unsecured notes, due January 2026 (1)(2)	449		449
3.750% senior unsecured notes, due February 2026 (1)(2)	473		473
4.575% fixed/floating-rate senior unsecured notes, due August 2028 (1)(2)	798		798
Federal Home Loan Bank advances, 5.594% weighted average rate, due through 2041	7,036		7,036
Secured borrowings, 5.955% weighted average rate, due through 2030	3,245		3,245
Other	16		16

	$14,013		$14,013
Total long-term borrowed funds	$17,354	$

Total debt	$17,586	$

	As of September 30, 2023
	Actual	As Adjusted
	(in millions)	(in millions)
Stockholders’ equity:
Series B Preferred Stock, $1,000 Liquidation Preference per share; 300,000 shares outstanding actual and as adjusted (3)	$296	$296
Series C Preferred Stock, $1,000 Liquidation Preference per share; 300,000 shares outstanding actual and as adjusted (3)	297	297
Series D Preferred Stock, $1,000 Liquidation Preference per share; 300,000 shares outstanding actual and as adjusted (3)	293	293
Series E Preferred Stock, $1,000 Liquidation Preference per share; 450,000 shares outstanding actual and as adjusted (3)	437	437
Series F Preferred Stock, $1,000 Liquidation Preference per share; 400,000 shares outstanding actual and as adjusted (3)	395	395
Series G Preferred Stock, $1,000 Liquidation Preference per share; 300,000 shares outstanding actual and as adjusted (3)	296	296
Common Stock, $0.01 par value per share	6	6
Additional paid-in capital	22,231	22,231
Retained earnings	9,856	9,856
Treasury stock	(5,986)	(5,986)
Accumulated other comprehensive loss	(5,243)	(5,243)

Total stockholders’ equity	$22,878	$22,878

Total capitalization	$40,464	$

(1)	Issued under CBNA’s Global Bank Note Program.
(2)	Presented net of unamortized deferred issuance costs and discounts, and/or hedging basis adjustments.
(3)	Presented net of issuance costs.

DESCRIPTION OF THE NOTES

This prospectus supplement summarizes specific terms and provisions of the notes. The following summary of the terms and provisions of the notes does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of the Indenture, including the definitions therein of certain terms. As used in this “Description of the Notes,” references to the “Company,” “we,” “us,” “our,” and “CFG” refer to Citizens Financial Group, Inc. and not its subsidiaries.

General

The notes are to be issued under a senior indenture dated October 28, 2015 (the “Base Indenture”), between us and The Bank of New York Mellon, as trustee (the “Trustee”), as supplemented by a supplemental indenture (the “Seventh Supplemental Indenture”) dated as of                 , 2024 (together with the Base Indenture, the “Indenture”). The notes and the Indenture are governed by, and shall be construed in accordance with, the laws of the State of New York. The Bank of New York Mellon also will act as Paying Agent and Security Registrar for the notes. Under the Indenture, we may offer, from time to time, series of senior notes under the Indenture (the “Debt Securities”).

Except as set forth below, the notes will be issued in fully registered global form in the name of the nominee of DTC, in a minimum denomination of $2,000 and authorized denominations of any integral multiples of $1,000 in excess thereof. The notes will be issued on the issue date therefor only against payment in immediately available funds.

Ranking

The notes will be our unsecured obligations and will rank equally in right of payment with all of our other existing and future unsecured and unsubordinated indebtedness. The notes will effectively be subordinated to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness. None of our existing or future subsidiaries will guarantee our obligations under the notes, and, accordingly, the notes will be structurally subordinated to all existing and future liabilities of our existing and future subsidiaries.

Payment of Principal and Interest

Payment of the full principal amount of the notes will be due on                 ,                 .

Interest payable prior to maturity will be payable to the persons in whose names the notes are registered at the close of business on the 15th day preceding the applicable Interest Payment Date with respect to such Interest Payment Date; provided that if the notes are global notes held by DTC, the record date for such notes will be the close of business on the Business Day preceding the applicable Interest Payment Date. Notwithstanding the foregoing, the interest payment at maturity will include interest accrued to but excluding the Maturity Date or applicable date of redemption and (subject to the exceptions described under the heading “—Optional Redemption”) will be payable to the persons to whom principal is payable.

With respect to the Fixed Rate Period, interest on the notes will accrue from and including the date the notes are issued (the “issue date”) or from and including the most recent Interest Payment Date (whether or not such Interest Payment Date was a Business Day) for which interest has been paid or provided for with respect to the notes to, but excluding, the next Interest Payment Date or, if the notes are redeemed during the Fixed Rate Period, the redemption date. With respect to the Floating Rate Period, accrued interest on the notes will be calculated as described below. Each of these periods used to calculate accrued interest on the notes is referred to as an “interest period” for the notes. However, interest not punctually paid or duly made available for payment, if any, will be paid instead to the person in whose name the Note is registered on a special record date rather than on the regular record date.

“Business Day” means any day that is not a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies in the City of New York are authorized or obligated by law to close.

Fixed Rate Period

From and including                 , 2024 to but excluding                  (the “Fixed Rate Period”), the notes will bear interest at     % per annum. Such interest will be payable semi-annually in arrears on                  and                  of each year, beginning on                 , 2024 and ending on                 . Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. If any Interest Payment Date with respect to the Fixed Rate Period or, if the notes are redeemed during the Fixed Rate Period, any redemption date, falls on a day that is not a Business Day, then payment of any interest, principal or premium payable on such date will be postponed to the next succeeding Business Day, with the same force and effect as if made on the date such payment was due, and no interest or other payment will accrue as a result of such delay.

Floating Rate Period

From and including                  to but excluding Maturity Date (the “Floating Rate Period”), the notes will bear interest at a rate per annum equal to the Accrued Interest Compounding Factor (as defined below) plus        % (the “Spread”), payable quarterly in arrears on each Floating Rate Interest Payment Date (as defined below); provided that, the interest rate on the notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application and will in no event be lower than zero. Interest will be computed on the basis of actual number of days in each interest period (or any other relevant period) and a 360-day year.

The term “Floating Rate Interest Payment Date” means the second Business Day following each Floating Rate Interest Payment Period End-Date (as defined below); provided that the Floating Rate Interest Payment Date with respect to the final Floating Rate Interest Payment Period (as defined below) will be the Maturity Date or, if the notes are redeemed during the Floating Rate Period, the redemption date. On each Floating Rate Interest Payment Date, accrued interest will be paid for the most recently completed Floating Rate Interest Payment Period.

“Floating Rate Interest Payment Periods” mean the quarterly periods used to calculate interest on the notes during the Floating Rate Period, which is paid on the Interest Payment Dates. With respect to a Floating Rate Interest Payment Date, interest is calculated from and including the second most recent Floating Rate Interest Payment Period End-Date (or from and including                 in the case of the first Floating Rate Interest Payment Period) to but excluding the immediately preceding Floating Rate Interest Payment Period End-Date; provided that (i) the Floating Rate Interest Payment Period with respect to the final Floating Rate Interest Payment Date (i.e., the Maturity Date or, if the notes are redeemed during the Floating Rate Period, the redemption date) will be the period from and including the second-to-last Floating Rate Interest Payment Period End-Date to but excluding the Maturity Date or, if the notes are redeemed during the Floating Rate Period, the redemption date, as applicable, and (ii) with respect to such final Floating Rate Interest Payment Period, the level of SOFR for each calendar day in the period from and including the Rate Cut-Off Date (as defined below) to, but excluding, the Maturity Date or, if the notes are redeemed during the Floating Rate Period, the redemption date shall be the level of SOFR in respect of such Rate Cut-Off Date.

The “Floating Rate Interest Payment Period End-Dates” mean                  ,                 ,                  and                in each year, beginning on                  and ending on the Maturity Date or, if the notes are redeemed during the Floating Rate Period, the redemption date; provided that if any scheduled Floating Rate Interest Payment Period End-Date, other than the Maturity Date or, if the notes are redeemed during the Floating Rate Period, the redemption date, as applicable, falls on a day that is not a Business Day, it will be postponed to the following Business Day, except that, if that Business Day would fall in the next calendar month, the Floating

Rate Interest Payment Period End-Date will be the immediately preceding Business Day. If the scheduled final Floating Rate Interest Payment Period End-Date (i.e., the Maturity Date, or if the notes are redeemed during the Floating Rate Period, the redemption date) falls on a day that is not a Business Day, the payment of principal and interest will be made on the next succeeding Business Day, but interest on that payment will not accrue during the period from and after the scheduled final Floating Rate Interest Payment Period End-Date.

“Rate Cut-Off Date” means the second U.S. Government Securities Business Day prior to the Maturity Date or the redemption date, as applicable.

“U.S. Government Securities Business Day” means any day except for a Saturday, Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

Secured Overnight Financing Rate (“SOFR”)

SOFR is published by the New York Federal Reserve and is intended to be a broad measure of the cost of borrowing cash overnight collateralized by U.S. Treasury securities. The New York Federal Reserve reports that SOFR includes all trades in the Broad General Collateral Rate and bilateral Treasury repurchase agreement (repo) transactions cleared through the delivery-versus-payment service offered by the Fixed Income Clearing Corporation (the “FICC”), a subsidiary of The Depository Trust and Clearing Corporation (“DTCC”), and SOFR is filtered by the New York Federal Reserve to remove some (but not all) of the foregoing transactions considered to be “specials.” According to the New York Federal Reserve, “specials” are repos for specific-issue collateral, which take place at cash-lending rates below those for general collateral repos because cash providers are willing to accept a lesser return on their cash in order to obtain a particular security.

The New York Federal Reserve reports that SOFR is calculated as a volume-weighted median of transaction-level tri-party repo data collected from The Bank of New York Mellon as well as General Collateral Finance Repo transaction data and data on bilateral Treasury repo transactions cleared through the FICC’s delivery-versus-payment service. The New York Federal Reserve also notes that it obtains information from DTCC Solutions LLC, an affiliate of DTCC.

If data for a given market segment were unavailable for any day, then the most recently available data for that segment would be utilized, with the rates on each transaction from that day adjusted to account for any change in the level of market rates in that segment over the intervening period. SOFR would be calculated from this adjusted prior day’s data for segments where current data were unavailable, and unadjusted data for any segments where data were available. To determine the change in the level of market rates over the intervening period for the missing market segment, the New York Federal Reserve would use information collected through a daily survey conducted by its Trading Desk of primary dealers’ repo borrowing activity.

The New York Federal Reserve notes on its publication page for SOFR that use of SOFR is subject to important limitations, indemnification obligations and disclaimers, including that the New York Federal Reserve may alter the methods of calculation, publication schedule, rate revision practices or availability of SOFR at any time without notice.

Each U.S. Government Securities Business Day, the New York Federal Reserve publishes SOFR on its website at approximately 8:00 a.m., New York City time. If errors are discovered in the transaction data provided by The Bank of New York Mellon or DTCC Solutions LLC, or in the calculation process, subsequent to the initial publication of SOFR but on that same day, SOFR and the accompanying summary statistics may be republished at approximately 2:30 p.m., New York City time.

Additionally, if transaction data from The Bank of New York Mellon or DTCC Solutions LLC had previously not been available in time for publication, but became available later in the day, the affected rate or rates may be republished at around this time. Rate revisions will only be effected on the same day as initial publication and will only be republished if the change in the rate exceeds one basis point. Any time a rate is revised, a footnote to the New York Federal Reserve’s publication would indicate the revision. This revision threshold will be reviewed periodically by the New York Federal Reserve and may be changed based on market conditions.

Because SOFR is published by the New York Federal Reserve based on data received from other sources, we have no control over its determination, calculation or publication. See “Risk Factors” above. The information contained in this section “Secured Overnight Financing Rate (“SOFR”)” is based upon the New York Federal Reserve’s Website and other U.S. government sources.

Calculation of Accrued Interest during Floating Rate Periods

The Calculation Agent will calculate the interest rate on the notes for each Floating Rate Interest Payment Period, and the interest rate on the notes for each Floating Rate Interest Payment Period will equal the sum of the Accrued Interest Compounding Factor and the Spread.

The “Accrued Interest Compounding Factor” means the rate of return of a daily compound interest investment computed in accordance with the following formula (with the resulting percentage rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with 0.000005 being rounded upwards to 0.00001):

Accrued Interest Compounding Factor =

where:

•	“d0” is the number of U.S. Government Securities Business Days in the relevant Floating Rate Interest Payment Period;

•

“i” is a series of whole numbers from one to d0, each representing the relevant U.S. Government Securities Business Days in chronological order from, and including, the first U.S. Government Securities Business Day in the relevant Floating Rate Interest Payment Period;

•	“SOFRi,” for any day “i” in the relevant Floating Rate Interest Payment Period, is a reference rate equal to SOFR in respect of that day;

•	“ni” is the number of calendar days in the relevant Floating Interest Payment Period on which the rate is SOFRi; and

•	“d” is the number of calendar days in the relevant Floating Interest Payment Period.

Subject to clause (ii) of the proviso for the definition of Floating Rate Interest Payment Period, for the calculation of Accrued Interest Compounding Factor, the interest rate in effect on any U.S. Government Securities Business Day will be the applicable rate as reset on that date, and the interest rate applicable to any other day is the interest rate from the immediately preceding U.S. Government Securities Business Day.

The Calculation Agent will determine SOFR with respect to any U.S. Government Securities Business Day as follows (the “SOFR Provisions”):

(i) The Secured Overnight Financing Rate in respect of such U.S. Government Securities Business Day as provided by the New York Federal Reserve, as the administrator of such rate (or a successor administrator), on or about 5:00 p.m., New York City time, on the U.S. Government Securities Business Day immediately following such U.S. Government Securities Business Day; provided that for any U.S. Government Securities Business Day following the Rate Cate-Off Date, SOFR shall be the Secured Overnight Financing Rate in respect of the Rate Cut-Off Date. If the Secured Overnight Financing Rate does not so appear on the New York Federal Reserve’s Website, SOFR in respect of such U.S. Government Securities Business Day will be determined in accordance with the provisions described in clauses (ii) and (iii) below.

(ii) If the Secured Overnight Financing Rate in respect of such U.S. Government Securities Business Day does not appear as specified in clause (i), unless we or our designee have determined that both a Benchmark Transition Event and its related Benchmark Replacement Date (each as defined below) have occurred, the Secured Overnight Financing Rate in respect of the last U.S. Government Securities Business Day for which such rate was published on the New York Federal Reserve’s Website.

(iii) Notwithstanding clauses (i) and (ii) above, if we or our designee have determined that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the first alternative set forth in the order below that can be determined by us or our designee as of the Benchmark Replacement Date:

(1) the sum of: (a) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor and (b) the Benchmark Replacement Adjustment;

(2) the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment;

(3) the sum of: (a) the alternate rate of interest that has been selected by us or our designee as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar denominated floating rate notes at such time and (b) the Benchmark Replacement Adjustment.

The determination of SOFR with respect to any U.S. Government Securities Business Day by the Calculation Agent shall (in the absence of manifest error) be final and binding. For the avoidance of doubt, any adjustments to the terms of the notes made pursuant to clause (iii) above shall not be subject to the consent of the holders of the notes, and we may, without the consent of the holders of the notes, amend or supplement the affected notes to reflect the implementation of the terms of clause (iii) above, as applicable.

Any determination, decision or election that may be made by us or our designee pursuant to clause (iii) above, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error, may be made in the our or, subject to clause (ii) of the following sentence, our designee’s sole discretion, and, notwithstanding anything to the contrary in the documentation relating to the notes, shall become effective without consent from any other party. In connection with any determination, decision or election pursuant to clause (iii) in the SOFR Provisions above, we may, in our sole discretion, (i) designate any of our affiliates, any dealer, any affiliate of a dealer or any other person to make one or more determinations, decisions or elections on a temporary or permanent basis, (ii) determine to provide that any determination, decision or election to be made by a designee will be made after consultation with us and subject to the condition that the designee will not make any such determination, decision or election to which we reasonably object and (iii) revoke any such designation. Any person so designated in accordance with the immediately preceding sentence will be a “designee” for purposes of the provisions of this prospectus supplement for so long as such designation remains in effect.

“Benchmark” means, initially, the Secured Overnight Financing Rate compounded on a daily basis; provided that if we or our designee has determined that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the Secured Overnight Financing Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

“Benchmark Replacement” means the first alternative set forth in the order presented in clause (iii) in the SOFR Provisions above that can be determined by us or our designee as of the Benchmark Replacement Date. In connection with the implementation of a Benchmark Replacement, we or our designee will have the right to make Benchmark Replacement Conforming Changes from time to time.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by us or our designee as of the Benchmark Replacement Date:

(1) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(2) if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment;

(3) the spread adjustment (which may be a positive or negative value or zero) that has been selected by us or our designee giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated floating rate notes at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Interest Payment Period,” timing and frequency of determining rates and making payments of interest, rounding of amounts or tenors and other administrative matters) that we or our designee decide may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if we or our designee decide that adoption of any portion of such market practice is not administratively feasible or if we or our designee determine that no market practice for use of the Benchmark Replacement exists, in such other manner as we or our designee determines is reasonably necessary).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

(2) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the then-current Benchmark.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“New York Federal Reserve” means the Federal Reserve Bank of New York.

“New York Federal Reserve’s Website” means the website of the New York Federal Reserve, currently at http://www.newyorkfed.org, or any successor source.

“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is the Secured Overnight Financing Rate compounded on a daily basis, 5:00 p.m., New York City time, on the particular U.S. Government Securities Business Day and (2) if the Benchmark is not the Secured Overnight Financing Rate compounded on a daily basis, the time determined by us or our designee in accordance with the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

None of the Trustee, Paying Agent, or the Calculation Agent shall be under any obligation (i) to monitor, determine or verify the unavailability or cessation of SOFR, or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of, any Benchmark Transition Event or related Benchmark Replacement Date, (ii) to select, determine or designate any Benchmark Replacement, or other successor or replacement benchmark index, or whether any conditions to the designation of such a rate or index have been satisfied, or (iii) to select, determine or designate any Benchmark Replacement Adjustment, or other modifier to any replacement or successor index, or (iv) to determine whether or what Benchmark Replacement Conforming Changes are necessary or advisable, if any, in connection with any of the foregoing, including, but not limited to, adjustments as to any alternative spread thereon, the Business Day convention, interest determination dates or any other relevant methodology applicable to such substitute or successor benchmark. In connection with the foregoing, each of the Trustee, Paying Agent, and Calculation Agent shall be entitled to conclusively rely on any determinations made by us or our designee without independent investigation, and none of the Trustee, Paying Agent, and Calculation Agent will have any liability for actions taken at our direction in connection therewith.

None of the Trustee, Paying Agent, or the Calculation Agent shall be liable for any inability, failure or delay on its part to perform any of its duties set forth in this prospectus supplement as a result of the unavailability of SOFR, or other applicable Benchmark Replacement, including as a result of any failure, inability, delay, error or inaccuracy on the part of any other transaction party in providing any direction, instruction, notice or information required or contemplated by the terms of this Pricing Supplement and reasonably required for the performance of such duties. None of the Trustee, Paying Agent, or Calculation Agent shall be responsible or liable for our actions or omissions or for those of any of our designees, or for any failure or delay in the performance by us or any of our designees, nor shall any of the Trustee, Paying Agent, or Calculation Agent be under any obligation to oversee or monitor our performance or the performance of any of our designees. The Trustee may conclusively rely, without investigation, on the Calculation Agent’s determination of the interest rate during the Floating Rate Periods.

Further Issues

We may from time to time, without notice to or the consent of the registered holders of the notes, issue further notes ranking pari passu with the notes issued in this offering and with identical terms in all respects (or in all respects except for the offering price, the payment of interest accruing prior to the issue date of such further notes or except for the first payment of interest following the issue date of such further notes) and provide that such further notes may be consolidated and form a single series with the notes issued in this offering. Any further notes issued as part of a single series with the notes issued in this offering will have separate CUSIP and ISIN numbers unless such further notes are fungible with the notes issued in this offering for tax and securities law purposes.

No Additional Amounts

In the event that any payment on the notes is subject to withholding of any U.S. federal income tax or other tax or assessment (as a result of a change in law or otherwise), we will not pay additional amounts with respect to such tax. For a discussion relating to certain U.S. federal income tax consequences of the ownership and disposition of the notes for non-U.S. holders, see “Material U.S. Federal Income Tax Consequences—Tax Consequences to Non-U.S. Holders.”

Optional Redemption

We may redeem the notes at our option, in whole or in part, at any time and from time to time, on or after                  (180 days from                 , 2024) (or, if additional notes are issued after                 , 2024, beginning 180 days after the issue date of such additional notes), and prior to the First Par Call Date, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

•

(a) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed discounted to the redemption date (assuming the notes matured on the First Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus                 basis points less (b) interest accrued on the notes to the date of redemption; and

•	100% of the principal amount of the notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon, if any, to, but excluding, the redemption date.

On the First Par Call Date, the notes will be redeemable at our option, in whole, but not in part, at a redemption price equal to 100% of the aggregate principal amount of the notes, plus accrued and unpaid interest thereon, if any, to, but excluding, the redemption date.

On and after                  (     days prior to the Maturity Date), the notes will be redeemable, in whole or in part, at any time and from time to time, at our option at a redemption price equal to 100% of the aggregate principal amount of the notes being redeemed, plus accrued and unpaid interest thereon, if any, to, but excluding, the redemption date.

If we redeem notes at our option, then (a) notwithstanding the foregoing, installments of interest on the notes that are due and payable on any Interest Payment Date falling on or prior to a redemption date for the notes will be payable on that Interest Payment Date to the registered holders thereof as of the close of business on the relevant record date according to the terms of the notes and the Indenture and (b) the redemption price will, if applicable, be calculated on the basis of a 360-day year consisting of twelve 30-day months.

“First Par Call Date” means                 (the date that is one year prior to the Maturity Date).

“Treasury Rate” the yield determined by us in accordance with the following two paragraphs.

The Treasury Rate shall be determined by us after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, we shall select, as applicable:

(1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the First Par Call Date (the “Remaining Life”); or

(2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the First Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or

(3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life.

For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 TCM is no longer published, we shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the First Par Call Date, as applicable. If there is no United States Treasury security maturing on the First Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the First Par Call Date, one with a maturity date preceding the First Par Call Date and one with a maturity date following the First Par Call Date, we shall select the United States Treasury security with a maturity date preceding the First Par Call Date. If there are two or more United States Treasury securities maturing on the First Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, we shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

Our actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Notice of any redemption will be sent at least 10 days but not more than 60 days before the redemption date to (w) each holder of notes to be redeemed at such holder’s registered address, (x) to the Trustee, (y) to the Security Registrar to forward to each holder of notes to be redeemed at such holder’s registered address, or (z) otherwise in accordance with the procedures of DTC. If less than all the notes are to be redeemed at our option, and the notes are global notes, the notes to be redeemed will be selected by DTC in accordance with its standard procedures. If the notes to be redeemed are not global notes held by DTC, the Trustee will select the notes (or portions thereof) to be redeemed by lot. The Trustee shall have no duty to calculate or verify the calculation of the redemption price.

Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption on such redemption date.

In addition, we may at any time purchase notes by tender, in the open market or by private agreement, subject to applicable law.

The notes will not be subject to repayment at the option of the holder at any time prior to maturity and will not be entitled to any sinking fund.

Restriction on Disposition of Voting Stock of Certain Subsidiaries

Under the Indenture, we have agreed not to sell, assign, pledge, transfer or otherwise dispose of any shares of voting stock of any principal subsidiary bank or any securities convertible into or rights to subscribe to such voting stock unless after giving effect to such transaction we would own, directly or indirectly, at least 80% of the outstanding shares of voting stock of each such principal subsidiary bank. We additionally agreed not to pay any dividend or distribution in voting stock of any principal subsidiary bank unless such principal subsidiary bank, after obtaining any necessary regulatory approvals, unconditionally guarantees payment of principal and interest on the notes.

The Indenture defines a principal subsidiary bank as any subsidiary bank, the consolidated assets of which constitute 20% or more of our consolidated assets. As of September 30, 2023, CBNA is a subsidiary bank that is a principal subsidiary bank under the Indenture. The Indenture defines “voting stock” as the stock of a corporation or other entity of the class or classes having general voting power in an election of the board of directors, managers or trustees of such corporation or other entity (irrespective of whether, at the time, stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency); provided, however, that preferred stock with customary voting rights upon the nonpayment of a dividend does not constitute voting stock.

Notwithstanding the foregoing, this covenant shall not limit or restrict:

•

any dispositions made by us or any principal subsidiary bank (a) acting in a fiduciary capacity for any person other than us or any principal subsidiary bank or (b) to us or any of our wholly owned subsidiaries;

•

our ability to consolidate with or merge into or sell, assign, transfer, lease or otherwise convey all or substantially all of our properties and assets to any person in accordance with the covenant described under “—Consolidation, Merger and Sale of Assets”; or

•

the merger or consolidation of a principal subsidiary bank (a) with and into another principal subsidiary bank or another of our subsidiaries or (b) another domestic banking institution, if after the merger or consolidation (i) we own at least 80% of the voting stock of the resulting banking institution and (ii) no default or Event of Default (as hereinafter defined) under the Indenture has occurred and is continuing.

This covenant also does not prohibit sales, assignments, pledges, transfers or other dispositions of voting stock of a principal subsidiary bank where:

•	the sale, assignment, pledge, transfer or other disposition is made, in the minimum amount required by law, to any person for the purpose of the qualification of such person to serve as a director;

•

the sale, assignment, pledge, transfer or other disposition is made in compliance with an order of a court or regulatory authority of competent jurisdiction or as a condition imposed by any such court or regulatory authority to the acquisition by us or any principal subsidiary bank, directly or indirectly, of any other corporation or entity;

•

the sale, assignment, pledge, transfer or other disposition of voting stock or any other securities convertible into or rights to subscribe to voting stock of a principal subsidiary bank as long as (a) such transaction is made for fair market value as determined by our board of directors or the board of directors of the subsidiary disposing of such voting stock or securities and (b) after giving effect to such transaction and to any potential dilution, we and our directly or indirectly wholly owned subsidiaries will own, directly or indirectly, at least 80% of the voting stock of such principal subsidiary bank;

•

any principal subsidiary bank sells additional shares of its voting stock to shareholders at any price, so long as immediately after such sale we will own, directly or indirectly, at least as great a percentage of the voting stock of such principal subsidiary bank as we owned prior to the sale of such additional shares; or

•	a pledge is made or a lien is created to secure loans or other extensions of credit by a principal subsidiary bank subject to Section 23A of the Federal Reserve Act.

Consolidation, Merger and Sale of Assets

Under the Indenture, we may consolidate with or merge into any other corporation, association, company or business trust (“corporation”) or convey, transfer or lease our properties and assets substantially as an entirety to any person without the consent of the holders of any of the notes, provided that:

(a)

the corporation formed by such consolidation or into which we are merged or the person which acquires by conveyance or transfer, or which leases, our properties and assets substantially as an entirety (the “successor”) is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia;

(b)

the successor expressly assumes, by an indenture supplemental to the Indenture, our obligation for the due and punctual payment of the principal, premium, if any, and interest, if any, on all of the Debt Securities under the Indenture and the performance of every covenant of the Indenture on our part to be performed or observed;

(c)

after giving effect to the transaction, and treating any indebtedness that becomes an obligation of the successor as a result of such transaction as having been incurred by the successor at the time of such transaction, no Default under the Indenture, and no event that, after notice or lapse of time, or both, would become an Event of Default or a Default, as the case may be, shall have happened and be continuing; and

(d)	certain other conditions are met.

With respect to the notes, the foregoing requirements do not apply in the case of a conveyance, transfer or lease by CFG of CFG’s properties and assets substantially as an entirety to one or more entities that are direct or indirect subsidiaries in which CFG and/or one or more of CFG’s subsidiaries own more than 50% of the combined voting power. As a result, if CFG were to undertake such a transaction, such subsidiary or subsidiaries would not be required to assume CFG’s obligations under the notes and CFG would remain the sole obligor on the notes.

Modification and Waiver

Without the consent of any holders of any notes, we and the Trustee may amend or supplement the Indenture or the notes:

(a)	to evidence the succession of a successor of our obligations under the Indenture and the outstanding notes;

(b)

to add to our covenants for the benefit of the holders of all or any series of the notes under the Indenture, surrender any right or power we have under the Indenture or provide for guarantees of any series of the notes;

(c)	to add any additional Defaults or Events of Default;

(d)	to change or eliminate any restrictions on the payment of principal of (or premium, if any, on) the notes, provided it does not materially adversely affect the interests of any holder of the notes;

(e)	to change anything that does not does not materially adversely affect the interests of any holder of the notes;

(f)	to cure, correct or supplement any ambiguity, defect or inconsistency in the Indenture;

(g)	to conform the terms of the notes or the Indenture with the description set forth in this prospectus supplement;

(h)	to effect certain other limited purposes described in the Indenture; and

(i)	to reflect the occurrence of a Benchmark Transition Event, the selection of a Benchmark Replacement or any Benchmark Replacement Conforming Changes that have been made.

The Indenture provides that we and the Trustee may modify or amend the Indenture with the consent of the holders of not less than a majority in principal amount of the outstanding notes, provided that any modification or amendment may not, without the consent of the holder of each outstanding note affected thereby:

(a)	change the stated maturity of the principal of, or any installment of principal of or interest on, any note;

(b)	reduce the principal amount of, or rate or amount of interest, if any, on, or any premium payable upon the redemption, of any note;

(c)	reduce the amount of principal of any discount security that would be due and payable upon a declaration of acceleration of the maturity thereof, or the amount provable in bankruptcy;

(d)	adversely affect any right of repayment at the option of any holder of any note;

(e)	change the place or currency of payment of principal of, or any premium or interest on, any note;

(f)

impair the right to institute suit for the enforcement of any payment on or with respect to any note on or after the stated maturity thereof (or, in the case of redemption or repayment at the option of the holder, on or after the redemption date or repayment date);

(g)

reduce the percentage of principal amount of outstanding notes of any series, the consent of whose holders is required for modification or amendment of the Indenture, or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults and their consequences; or

(h)

modify certain provisions of the Indenture relating to amendments of the Indenture requiring the consent of holders and waiver of past defaults or covenants, except to increase the percentage of holders required to consent to amendment or modification thereof or to provide that certain other Indenture provisions cannot be modified or waived without the consent of the holder of each outstanding note affected thereby.

The holders of not less than a majority in principal amount of the outstanding notes may, on behalf of all holders of notes, waive, insofar as the notes are concerned, compliance by us with certain terms, conditions and provisions of the Indenture. The holders of not less than a majority in principal amount of the outstanding notes may, on behalf of all holders of notes, waive any past default under the Indenture with respect to the notes and its consequences, except that a default in the payment of principal or premium, if any, or interest, if any, or in respect of a covenant or provision which under the Indenture or applicable supplemental indenture cannot be modified or amended without the consent of the holder of each outstanding note.

The Indenture further provides that, in determining whether the holders of the requisite principal amount of notes outstanding have performed any act under the Indenture, notes owned by the Company or any other obligor upon the notes or any affiliate of the Company or of such other obligor shall be disregarded and deemed not to be outstanding, except that, in determining whether the Trustee shall be protected in relying upon any such act, only notes that the Trustee knows to be so owned shall be so disregarded.

Defeasance and Covenant Defeasance

The Indenture provides that we may elect:

(a)

to defease and be discharged from our obligations with respect to the notes (except the obligations to register the transfer or exchange of the notes; to replace temporary or mutilated, destroyed, lost or stolen notes; to maintain an office or agency in respect of the notes; and to hold moneys for payment in trust) (“defeasance”); or

(b)

to be released from our obligations with respect to the notes under the provisions described under “—Restriction on Disposition of Voting Stock of Certain Subsidiaries” and “—Consolidation, Merger and Sale of Assets” above or, if provided pursuant to a supplemental indenture, our obligations with respect to any other restrictive covenant, and any omission to comply with these obligations will not constitute a default or an Event of Default under the Indenture with respect to the notes (“covenant defeasance”);

in either case by:

•

depositing irrevocably with the Trustee as trust funds in trust (i) money in an amount, or (ii) U.S. Government Obligations (as defined in the Indenture) in an amount which through the payment of interest and principal in respect thereof in accordance with their terms will provide, not later than one business day before the due date of any payment, money in an amount, or (iii) a combination of (i) and (ii), in any such case sufficient to pay the principal of and premium, if any, and interest, if any, on the notes on the dates such installments of interest or principal and premium applicable to the notes are due; and

•	satisfying certain other conditions precedent specified in the Indenture.

Any defeasance or covenant defeasance of the notes is conditioned among other things upon our delivery of an opinion of legal counsel that the beneficial owners of such notes will have no U.S. federal income tax consequences as a result of the deposit and termination and an officers’ certificate and an opinion of counsel, each stating that all conditions precedent to the defeasance have been met.

If we exercise our covenant defeasance option with respect to the notes and the notes are declared due and payable because of the occurrence of any Event of Default other than with respect to a covenant as to which there has been covenant defeasance as described above, the money and U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the notes at their stated maturity but may not be sufficient to pay amounts due on the notes at the time of acceleration relating to the Event of Default. However, we would remain liable to make payment of the amounts due at the time of acceleration.

We may from time to time repurchase the notes in open market purchases or negotiated transactions without prior notice to holders.

Reports and Other Information

We covenant to file with, or make available to, the Trustee, within 15 days after we are required to file the same with the SEC, copies of the annual reports and of the information, documents and other reports that we may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) or pursuant to Section 314 of the Trust Indenture Act of 1939; provided that any document publicly available on the SEC’s Electronic Data Gathering, Analysis and Retrieval system shall satisfy the requirements hereof if we provide the Trustee with written notice when any such document is filed.

Events of Default; Defaults; Notice and Waiver

An “Event of Default” with respect to the notes will be defined in the Indenture as being:

(i)	failure to pay principal of or premium, if any, on the notes at maturity, continued for 30 days;

(ii)	failure to pay any interest, if any, on the notes when due and payable, continued for 30 days;

(iii)	certain events in bankruptcy, receivership or insolvency involving CFG.

No other defaults under or breaches of the Indenture or the notes will result in an Event of Default, whether after notice, the passage of time or otherwise and therefore none of such other events (even if constituting a Default, as defined below) will result in a right of acceleration of the payment of the outstanding principal of the notes. However, certain events may give rise to a Default.

A “Default” under the Indenture, and with respect to the notes, includes (i) any Event of Default and (ii) any default in the performance, or breach, of any covenant or warranty of CFG in the Indenture or the notes and continuance of such default or breach for a period of 90 days after there has been given to CFG by the Trustee or to CFG and the Trustee by holders of at least 25% in principal amount of the notes in a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Covenant Breach.”

If an Event of Default with respect to the notes occurs and is continuing, either the Trustee by written notice to us or the holders of at least 25% of the aggregate principal amount of the outstanding notes by written notice to us (with a copy to the Trustee) may declare the principal of all the notes and accrued and unpaid interest, if any, thereon, to be due and payable immediately. Notwithstanding the foregoing, if an Event of Default with respect to the notes occurs as a result of bankruptcy, receivership, insolvency or reorganization involving CFG, the principal of all outstanding notes and any accrued and unpaid interest thereon shall become due and payable immediately without any further action on the part of the Trustee or the holders of that series of the notes.

The application of the foregoing paragraph and any other rights under the Indenture would, in the event of bankruptcy or insolvency involving CFG, be subject to applicable bankruptcy law (including, for example, the automatic stay imposed under U.S. federal bankruptcy law) and to the broad equity powers of a federal bankruptcy court, including, among other things, a determination by a court of the nature and status of the payment of claims in respect of the notes. At any time after a declaration of acceleration with respect to the notes has been made, but before a judgment or decree for payment of the money due has been obtained, the holders of a majority in principal amount of outstanding notes may, under certain circumstances, rescind and annul the acceleration but only if all Events of Default have been remedied, or, if permitted, waived, and if certain other conditions have been satisfied.

If the CFG fails to pay the principal of (or premium, if any, on) the notes at maturity, or if the CFG fails to pay any installment of interest on the notes when such interest becomes due and payable and such failure is continued for 30 days, CFG will, upon demand of the Trustee, pay to the Trustee, for the benefit of the holders of the notes, the entire amount then due and payable on the notes, for the principal of, premium, if any, and interest, if any, and interest upon the overdue principal, premium, if any, and, to the extent that payment of such interest shall be legally enforceable, upon overdue installments of interest, at the rate or rates prescribed therefor in the notes; and, in addition thereto, such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

If CFG fails to pay such amount forthwith upon such demand, the Trustee, in its own name and as trustee of an express trust, may institute a judicial proceeding for the collection of the sums so due and unpaid, and may prosecute such proceeding to judgment or final decree, and may enforce the same against CFG or any other obligor upon notes, and collect the moneys adjudged or decreed to be payable in the manner provided by law out of the property of CFG or any other obligor upon the notes wherever situated.

If a Default with respect to the notes occurs and is continuing, the Trustee may proceed to protect and enforce its rights and the rights of the holders of the notes by such appropriate judicial proceedings as the Trustee shall deem most effectual to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in the Indenture or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.

The Indenture provides that, subject to the duty of the Trustee upon the occurrence of an Event of Default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of notes unless the same holders shall have offered to the Trustee security or indemnity satisfactory to the Trustee, in its reasonable discretion, against the costs, expenses and liabilities which may be incurred. Subject to certain provisions, the holders of a majority in principal amount of the outstanding notes will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee, with respect to the notes.

We are required to annually furnish to the Trustee an officers’ certificate as to the performance and observance by us of certain of the terms, provisions and conditions under the Indenture and as to the absence of default.

Regarding the Trustee

The Bank of New York Mellon, the Trustee under the Indenture, has a designated corporate trust office at 240 Greenwich Street, New York, New York 10286. We and our banking subsidiaries maintain banking relationships with the Trustee.

Regarding the Calculation Agent

Unless we have redeemed, or called for redemption, all the outstanding notes on or prior to the commencement of the Floating Rate Period, we will appoint a calculation agent the (“Calculation Agent”) for the notes prior to the Floating Rate Period. We may appoint ourselves or an affiliate of ours as Calculation Agent.

Replacement Notes

If a note is mutilated, destroyed, lost or stolen, it may be replaced at the corporate trust office of the Trustee in the City and State of New York upon payment by the holder of expenses that we and the Trustee may incur in connection therewith and the furnishing of evidence and indemnity as we and the Trustee may require. A mutilated note must be surrendered before a replacement note will be issued.

Notices

Any notice required to be given to a holder of a note will be mailed to the last address of the holder set forth in the applicable security register, and any notice so mailed shall be deemed to have been received by the holder, whether or not the holder actually receives the notice.

Except as otherwise specified herein, so long as any notes are registered in the name of Cede & Co., as nominee for DTC, or another depositary and subject to any listing requirements, notices, reports and other information that are required to be sent to the holders of such notes may be given by delivery of the relevant notice to DTC for communication by DTC to entitled participants and account holders of such clearing systems.

Governing Law

The Indenture and the notes will be governed by and construed in accordance with the laws of the State of New York.

BOOK-ENTRY; DELIVERY AND FORM

Global notes

We will issue the notes in the form of one or more global notes in fully registered, book-entry form. The global notes will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co., as nominee of DTC.

Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC.

Investors may hold their interests in such global notes directly through Euroclear and Clearstream, if they are participants in these systems, or indirectly through organizations that are participants in these systems and may hold their interests through DTC if they are participants in DTC, or indirectly through organizations that are participants in DTC. Euroclear and Clearstream will hold the interests in such global notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositaries. These depositaries, in turn, will hold the interests in such global notes in customers’ securities accounts in the depositaries’ names on the books of DTC.

Except as set forth below, such global notes may be transferred, in whole and not in part, solely to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

All interests in the global notes, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream also may be subject to the procedures and requirements of their systems.

Book-Entry Procedures for the Global Notes

The descriptions of the operations and procedures of DTC, Euroclear and Clearstream described below are provided solely as a matter of convenience. These operations and procedures are solely within the control of these settlement systems and are subject to change by them from time to time. Neither we, the Trustee nor any paying agent takes any responsibility for these operations or procedures, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

The clearing systems have advised us as follows:

DTC

DTC is a limited-purpose trust company organized under the New York Banking Law, a banking organization within the meaning of the New York Banking Law, a member of the U.S. Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act. DTC holds securities that its participants, known as DTC participants, deposit with DTC. DTC also facilitates the settlement among DTC participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for DTC participants’ accounts. This eliminates the need to exchange certificates. DTC participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

DTC’s book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a DTC participant. The rules that apply to DTC and its participants are on file with the SEC.

We expect that pursuant to procedures established by DTC:

•

upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of participants in DTC designated by the underwriters with portions of the principal amounts of the global notes; and

•

ownership of the notes will be shown on, and the transfer of ownership of the notes will be effected only through, records maintained by DTC, with respect to the interests of participants in DTC, and the records of participants and indirect participants, with respect to the interests of persons other than participants in DTC.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of the securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to these persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer that interest to persons or entities that do not participate in DTC’s system, or to otherwise take actions in respect of that interest, may be affected by the lack of a physical definitive security in respect of the interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or the nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical delivery of certificated notes; and

•

will not be considered the owners or holders of the notes under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee under the Indenture.

Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if the holder is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the holder owns its interest, to exercise any rights of a holder of notes under the Indenture or the global note. We understand that under existing industry practice, if we request any action of holders of notes, or a holder that is an owner of a beneficial interest in a global note desires to take any action that DTC, as the holder of the global note, is entitled to take, then DTC would authorize its participants to take the action and the participants would authorize holders owning through participants to take the action or would otherwise act upon the instruction of such holders. Neither we, the Trustee nor any paying agent, if applicable, will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to the notes.

Payments with respect to the principal of, and premium, if any, and interest on, any notes represented by a global note registered in the name of DTC or its nominee on the applicable record date will be payable by the Trustee or any paying agent, if applicable, to or at the direction of DTC or its nominee in its capacity as the registered holder of the global note representing those notes, under the Indenture. Under the terms of the Indenture, we, the Trustee and any paying agent, if applicable, may treat the persons in whose names the notes, including the global notes, are registered as the owners of those notes for the purpose of receiving payment on those notes and for any and all other purposes whatsoever. Accordingly, none of us, the Trustee, or any paying agent, if applicable, have or will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, including principal, premium, if any, and interest.

Payments by the participants and the indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of the participants or the indirect participants and DTC. Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way in accordance with the clearing systems’ respective rules and operating procedures.

Upon receipt of any payment of principal or interest, DTC will credit DTC participants’ accounts on the payment date according to such participants’ respective holdings of beneficial interests in the global notes as shown on DTC’s records. In addition, it is DTC’s current practice to assign any consenting or voting rights to DTC participants whose accounts are credited with securities on a record date, by using an omnibus proxy. Payments by DTC participants to owners of beneficial interests in the global notes, and voting by DTC participants, will be governed by the customary practices between the DTC participants and owners of beneficial interests, as is the case with securities held for the accounts of customers registered in street name. However, these payments will be the responsibility of the DTC participants and not of DTC, the Trustee, any paying agent, if applicable, or us.

Clearstream

Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations, known as Clearstream participants, and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates.

Clearstream provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a registered bank in Luxembourg, Clearstream is subject to regulation by the Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include an underwriter, dealer, agent or purchaser engaged by us to sell the notes. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream participant either directly or indirectly. Clearstream has established an electronic bridge with Euroclear to facilitate settlement of trades between Clearstream and Euroclear.

Distributions with respect to interests in the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Euroclear

Euroclear was created in 1968 to hold securities for its participants, known as Euroclear participants, and to clear and settle transactions between Euroclear participants and between Euroclear participants and participants of certain other securities intermediaries through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear is owned by Euroclear plc, a U.K. limited liability company, and operated through a license agreement by Euroclear Bank S.A./N.V., known as the Euroclear operator. The Euroclear operator provides Euroclear participants, among other things, with safekeeping, administration, clearance and settlement, securities lending and borrowing and related services. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include an underwriter, dealer, agent or purchaser engaged by us to sell the notes.

Indirect access to Euroclear is also available to others that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

The Euroclear operator is a Belgian bank regulated by the Belgian Banking and Finance Commission and is overseen as the operator of a securities settlement system by the National Bank of Belgium.

Securities clearance accounts and cash accounts with the Euroclear operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, collectively referred to as the terms and conditions. The terms and conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the terms and conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

Distributions with respect to notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the terms and conditions, to the extent received by the U.S. depositary for Euroclear.

Global Clearance and Settlement Procedures

We expect the notes will trade in DTC’s Same-Day Funds Settlement System. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in same-day funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream participants and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in same-day funds.

Cross-market transfers between persons holding directly or indirectly through DTC participants, on the one hand, and directly or indirectly through Clearstream or Euroclear participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the European international clearing system by its U.S. depositary; however, these cross-market transactions will require delivery of instructions to the European international clearing system by the counterparty in that system in accordance with its rules and procedures and within its established deadlines (European time). The European international clearing system will, if a transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the notes in DTC, and making or receiving payment in accordance with normal procedures for settlement in DTC. Clearstream participants and Euroclear participants may not deliver instructions directly to their respective U.S. depositary.

Because of time-zone differences, credits of notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. The credits or any transactions in the notes settled during this processing will be reported to the Clearstream or Euroclear participants on the same business day. Cash received in Clearstream or Euroclear as a result of sales of the notes by or through a Clearstream participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear are expected to follow these procedures in order to facilitate transfers of interests in the notes among participants of DTC, Clearstream and Euroclear, they will be under no obligation to perform or continue to perform these procedures and these procedures may be changed or discontinued at any time by any of them. Neither we, the Trustee nor any paying agent, if applicable, will have any responsibility for the performance of DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Notes

We will issue certificated notes (in fully registered form) to each person that DTC identifies as the beneficial owner of the notes represented by a global note upon surrender by DTC of the global note if:

•

DTC (or any successor depositary) notifies us that it is no longer willing or able to act as a depositary for such global note or ceases to be a clearing agency registered under the Exchange Act and we have not appointed a successor depositary within 90 days of that notice or of becoming aware that DTC (or any successor depositary) is no longer so registered;

•	an Event of Default has occurred and is continuing, and DTC (or any successor depositary) requests the issuance of certificated notes; or

•	we determine not to have the notes represented by a global note.

Neither we nor the Trustee will be liable for any delay by DTC, its nominee or any direct or indirect DTC participant in identifying the beneficial owners of the notes. We and the Trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated notes to be issued.

MATERIAL U.S. FEDERAL TAX CONSEQUENCES

This section describes the material U.S. federal income tax consequences of owning and disposing of notes purchased in this offering at the offering price and held as capital assets for U.S. federal income tax purposes.

This section addresses only United States federal income taxation and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, including foreign, state or local tax consequences, and tax consequences arising under any alternative minimum tax or Medicare contribution tax on net investment income. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a financial institution;

•	a regulated investment company;

•	a dealer in securities,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•	a life insurance company;

•	a person that owns notes as part of a “straddle” or conversion transaction for tax purposes;

•	a person that owns notes that are a hedge or that are hedged against interest rate risks;

•	a person that purchases or sells notes as part of a wash sale for tax purposes;

•	a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar; or

•	a tax-exempt entity.

If you are an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of your partners will generally depend on the status of the partners and the tax treatment of the partnership. A partner in a partnership holding the notes should consult its tax advisor with regard to the U.S. federal income tax treatment of an investment in the notes.

This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, all as currently in effect. These laws are subject to change, possible on a retroactive basis, and any such changes subsequent to the date of this prospectus supplement may affect the tax consequences described herein.

You should consult your tax advisor with regard to the application of the U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Tax Consequences to U.S. Holders

This section applies to you if you are a U.S. Holder. You are a U.S. Holder if for U.S. federal income tax purposes you are a beneficial owner of the notes and are:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a U.S. Holder, this subsection does not apply to you and you should refer to “Tax Consequences to Non-U.S. Holders” below.

Payments of Interest

Interest on the notes will be taxable to you as ordinary interest income at the time it accrues or is received, in accordance with your method of accounting for federal income tax purposes.

Sale or Other Taxable Disposition of the Notes

Upon the sale or other taxable disposition of the notes, you will recognize taxable gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and your adjusted tax basis in the note. Your adjusted tax basis in the notes will generally equal the cost of the notes. For this purpose, the amount realized does not include any amount attributable to accrued but unpaid interest, which will be treated as interest and will be subject to the treatment described under “Payments of Interest” above.

Gain or loss realized on the sale or other taxable disposition of notes will generally be capital gain or loss, and will be long-term capital gain or loss if at the time of the sale or other taxable disposition the notes have been held for more than one year. Long-term capital gains recognized by non-corporate taxpayers are subject to preferential tax rates. The deductibility of capital losses is subject to limitations.

Tax Consequences to Non-U.S. Holders

This section applies to you if you are a Non-U.S. Holder. You are a Non-U.S. Holder if for U.S. federal income tax purposes you are a beneficial owner of notes and are:

•	a nonresident alien individual;

•	a foreign corporation; or

•	an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from a note.

If you are U.S. Holder, this subsection does not apply to you.

Payments on the Notes

Subject to the discussion below under “Backup Withholding and Information Reporting” and “FATCA Withholding,” interest on the notes that is not effectively connected with your conduct of a trade or business in the United States will generally be exempt from U.S. federal income and withholding tax under the “portfolio interest exemption,” provided that:

•	you do not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	you are not a controlled foreign corporation related to us, actually or constructively; and

•

either (a) you submit to the applicable withholding agent a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable form), that includes your name and address and upon which you certify, under penalties of perjury, your non-U.S. status in compliance with applicable law and regulations, or (b) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business provides a statement to the applicable withholding agent under penalties of perjury on which it certifies that an applicable IRS Form W-8BEN or W-8BEN-E (or other applicable form) has been received by it from you or a qualifying intermediary and furnishes a copy to the applicable withholding agent.

This certification requirement may be satisfied with other documentary evidence in the case of a note held in an offshore account or through certain foreign intermediaries. The applicable withholding agent for purposes of the certification requirement described above is generally the last U.S. payor (or a non-U.S. payor that is a qualified intermediary or a U.S. branch of a foreign person) in the chain of payment before payment to you.

If you cannot satisfy the requirements of the portfolio interest exemption described above, then payments of interest on the notes made to you generally will be subject to U.S. federal withholding tax at the rate of 30%, unless either (i) you provide the applicable withholding agent with a properly executed IRS Form W-8BEN or W-8BEN-E establishing an exemption from or reduction of the withholding tax under the benefit of an applicable income tax treaty or (ii) the interest is effectively connected with your conduct of a trade or business in the United States and you provide an appropriate statement to that effect on a properly completed and duly executed IRS Form W-8ECI.

If you are engaged in a trade or business in the United States and interest on a note is effectively connected with the conduct of that trade or business, you will be subject to U.S. federal income tax on such interest on a net income basis in generally the same manner as a U.S. Holder, unless an applicable income tax treaty provides otherwise. If you are a Non-U.S. Holder that is treated as a foreign corporation for U.S. federal income tax purposes, you may also be subject to a branch profits tax at a 30% rate (or lower applicable treaty rate) on your effectively connected earnings and profits, subject to adjustments.

Sale or Other Taxable Disposition of the Notes

Subject to the discussion below under “Backup Withholding and Information Reporting,” you generally will not be subject to U.S. federal income or withholding tax on gain realized on a sale, redemption or other taxable disposition of notes (other than any amount representing accrued but unpaid interest, which will be treated as interest and will generally be subject to the rules discussed above under “Payments on the Notes”), unless:

•	you are an individual, you are present in the United States for 183 or more days during the taxable year in which the gain is realized and certain other conditions exist; or

•	the gain is effectively connected with your conduct of a trade or business in the United States.

If you are described in the first bullet point above, you generally will be subject to U.S. federal income tax at a flat rate of 30% (unless a lower treaty rate applies) on your gain from the disposition, which may be offset by certain U.S.-source capital losses. If you are described in the second bullet point above, you will be subject to U.S. federal income tax on such gain on a net income basis in generally the same manner as a U.S. Holder, unless an applicable income tax treaty provides otherwise. If you are a Non-U.S. Holder that is treated as a foreign corporation for U.S. federal income tax purposes, you may also be subject to a branch profits tax at a 30% rate (or lower applicable treaty rate) on your effectively connected earnings and profits, subject to adjustments.

Estate Tax

A note held by an individual who at death is not a citizen or resident of the United States would not be includible in the individual’s gross estate for U.S. federal estate tax purposes if:

•	the decedent did not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote at the time of death; and

•	the income on the note would not have been effectively connected with a U.S. trade or business of the decedent at the same time.

Backup Withholding and Information Reporting

In general, if you are a noncorporate U.S. Holder, the applicable withholding agent will be required to report to the IRS all payments of principal and interest on your note (unless you are an exempt recipient). In addition, the applicable withholding agent will be required to report to the IRS any payment of proceeds of the sale of your note before maturity within the United States (unless you are an exempt recipient). Additionally, backup withholding would apply to any payments if you fail to provide an accurate taxpayer identification number, or (in the case of interest payments) you are notified by the IRS that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

In general, if you are a Non-U.S. Holder, the applicable withholding agent will be required to report payments of interest on your notes on IRS Form 1042-S. Payments of principal or interest on the notes would otherwise not be subject to information reporting and backup withholding, provided that the certification requirements described above under “—Non-United States Holders—Payments on the Notes” are satisfied or you otherwise establish an exemption. In addition, payment of the proceeds from the sale of notes effected at a United States office of a broker will not be subject to backup withholding and information reporting if you have furnished to the applicable withholding agent an appropriate IRS Form W-8, an acceptable substitute form or other documentation upon which it may rely to treat the payment as made to a non-U.S. person.

In general, payment of the proceeds from the sale of notes effected at a foreign office of a broker will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker could be subject to information reporting in the same manner as a sale within the United States (and in certain cases may be subject to backup withholding as well) if (i) the broker has certain connections to the United States, (ii) the proceeds or confirmation are sent to the United States or (iii) the sale has certain other specified connections with the United States.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the IRS.

FATCA Withholding

Pursuant to sections 1471 through 1474 of the Code, commonly known as the Foreign Account Tax Compliance Act (“FATCA”), a 30% withholding tax (“FATCA withholding”) may be imposed on certain payments to you or to certain foreign financial institutions, investment funds and other non-U.S. persons receiving payments on your behalf if you or such persons fail to comply with certain information reporting requirements. Payments of interest that you receive in respect of the notes could be affected by this withholding if you are subject to the FATCA information reporting requirements and fail to comply with them or if you hold notes through a non-U.S. person (e.g., a foreign bank or broker) that fails to comply with these requirements (even if payments to you would not otherwise have been subject to FATCA withholding). These requirements may be modified by the adoption or implementation of an intergovernmental agreement between the United States and another country or by future U.S. Treasury Regulations. Documentation that you provide in order to be treated as FATCA compliant may be reported to the IRS and other tax authorities. You should consult your own tax advisors regarding the relevant U.S. law and other official guidance on FATCA withholding.

Depending on your circumstances, you may be entitled to a refund or credit in respect of some or all of this withholding. However, even if you are entitled to have any such withholding refunded, the required procedures could be cumbersome and significantly delay the holder’s receipt of any amounts withheld.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or an entity or account whose underlying assets include “plan assets” by reason of such plan’s investment in the entity or account (collectively, “ERISA Plans”) should consider the fiduciary standards of ERISA in the context of the ERISA Plan’s particular circumstances before authorizing an investment in the notes. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan, and whether the investment could give rise to a non-exempt “prohibited transaction” under ERISA or the Code.

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans, as well as individual retirement accounts (“IRAs”), Keogh plans for self-employed individuals and any other plans, entities or accounts that are subject to Section 4975 of the Code (together with ERISA Plans, “Plans”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under Section 4975 of the Code (in either case, “Parties in Interest”) with respect to such Plans. A violation of these “prohibited transaction” rules may result in excise tax or other liabilities under ERISA or the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Certain “governmental plans” (as defined in Section 3(32) of ERISA), “church plans” (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or regulations (“Similar Laws”).

As a result of our business, we, and our current and future affiliates, may be Parties in Interest with respect to many Plans. Where we, an underwriter or any other party involved with this offering (or their respective affiliates) is or becomes a Party in Interest with respect to a Plan, the purchase, holding and subsequent disposition of the notes by or on behalf of the Plan could give rise to a “prohibited transaction” under Section 406 of ERISA and Section 4975 of the Code, unless exemptive relief were available under an applicable exemption (as described below).

Certain prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor may provide exemptive relief for direct or indirect “prohibited transactions” resulting from the purchase, holding and subsequent disposition of the notes. Those class exemptions include PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan receives no less, nor pays no more, than adequate consideration in connection with the transaction. There can be no assurance that any of these statutory or class exemptions will be available with respect to transactions involving the notes.

Each purchaser or holder of the notes or any interest therein will be deemed to have represented by its purchase or holding of the notes that (a) it is not a Plan or Non-ERISA Arrangement and its purchase and holding of the notes is not on behalf of or with the assets of any Plan or Non-ERISA Arrangement or (b) its purchase, holding and subsequent disposition of the notes will not result in a non-exempt “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt “prohibited transactions”, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with assets of any Plan or Non-ERISA Arrangement consult with their counsel regarding the relevant provisions of ERISA, the Code or any Similar Laws and the availability of exemptive relief under any statutory or class exemptions (as described above) or the potential consequences of any purchase or holding under any Similar Laws, as applicable. Each fiduciary of a Plan or Non-ERISA Arrangement that purchases and holds the notes has exclusive responsibility for ensuring that such purchase, holding and subsequent disposition of the notes does not violate the fiduciary or “prohibited transaction” rules of ERISA and/or the Code or give rise to a violation of any applicable Similar Laws. Neither Citizens, the underwriters nor any of their affiliates are undertaking to provide any advice or recommendation, including, without limitation, in a fiduciary capacity, in connection with the acquisition or holding of the notes. The sale of any notes to any Plan or Non-ERISA Arrangement is in no respect a representation by us, the underwriters or any of our respective affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement, or that such an investment is appropriate for Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement.

UNDERWRITING (CONFLICTS OF INTEREST)

Barclays Capital Inc., BofA Securities, Inc., Goldman Sachs & Co. LLC, Morgan Stanley & Co. LLC and Citizens JMP Securities, LLC are acting as representatives of the underwriters named below. Subject to the terms and conditions set forth in a firm commitment underwriting agreement between us and each of the underwriters, we have agreed to sell to the underwriters, and the underwriters have agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.

Underwriter	Principal Amount of Notes
Barclays Capital Inc.	$
BofA Securities, Inc.	$
Goldman Sachs & Co. LLC	$
Morgan Stanley & Co. LLC	$
Citizens JMP Securities, LLC	$

Total	$

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the several underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Discount and Concessions

The underwriters have advised us that they propose initially to offer the notes to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of    % of the principal amount of the notes. After the initial offering, the public offering price, the concession or any other term of the offering may be changed.

New Issue of Notes

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or to have the notes quoted on a quotation system. Some or all of the underwriters have advised us that they presently intend to make a market in the notes after the completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without notice. There is currently no secondary market for the notes and we cannot assure you that one will develop. If the secondary market for the notes is limited, there may be few or no buyers if you choose to sell your notes prior to maturity and this may reduce the price you receive or your ability to sell the notes at all. See “Risk Factors—Risks Related to the Notes—There may not be any trading market for the notes.”

No Sales of Similar Securities

We have agreed that we will not, for the period from the date of this prospectus supplement through and including the closing date, without first obtaining the prior written consent of the representatives, directly or indirectly, issue, sell, offer to contract or grant any option to sell, pledge, transfer or otherwise dispose of, any debt securities or securities exchangeable for or convertible into debt securities, except for the notes sold to the underwriters pursuant to the underwriting agreement.

Short Positions

In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters or their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Delivery of the Notes

We expect that delivery of the notes will be made against payment therefor on or about                 , 2024, which will be the                  business day after the date of this prospectus supplement. Under Rule 15c6-1 of the

SEC under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing will be required, by virtue of the fact that the notes will settle in           business days, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Such purchasers should consult their own advisors in this regard.

Selling Restrictions

Notice to Prospective Investors in Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the EEA

In relation to each member state of the European Economic Area (“EEA”), no notes have been offered, sold or otherwise made available or will be offered, sold or otherwise made available to any retail investor in the EEA. For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)

a customer within the meaning of the Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Regulation (EU) 2017/1129 (the “Prospectus Regulation”); and

(b)

the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of the notes in any Member State of the

EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus or supplement a prospectus for offers of the notes. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the Prospectus Regulation.

Notice to Prospective Investors in the UK

In relation to the United Kingdom (“UK”), no notes have been offered, sold or otherwise made available or will be offered, sold or otherwise made available to any retail investor in the UK. For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); or

(ii)

a customer within the meaning of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or

(iii)	not a qualified investor as defined in Prospectus Regulation as it forms part of domestic law by virtue of the EUWA (the “UK Prospectus Regulation”); and

(b)

the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

Consequently, no key information document required by the PRIIPs Regulation as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of the notes in the UK will be made pursuant to an exemption under the UK Prospectus Regulation from the requirement to publish a prospectus or supplement a prospectus for offers of the notes. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the UK Prospectus Regulation.

In the UK, this prospectus supplement and the accompanying prospectus are only being distributed to, and are only directed at persons (a) who are “qualified investors” (as defined in the UK Prospectus Regulation), (b) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”), or (c) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the UK. This prospectus supplement and the accompanying prospectus must not be acted on or relied on in the UK by persons who are not relevant persons. In the UK, any investment or investment activity to which this prospectus supplement and the accompanying prospectus relates is only available to, and will be engaged in with, relevant persons only.

Each underwriter has represented and agreed that:

(a)

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the UK.

Notice to Prospective Investors in Hong Kong

The notes (i) have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the laws of Hong Kong) (the “SFO”) and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (the “CO”) or which do not constitute an offer to the public within the meaning of the CO; and (ii) has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

Notice to Prospective Investors in Japan

The notes have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the notes nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Notice to Prospective Investors in Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act 2001 of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to an accredited investor (as defined in Section 4A of the SFA) pursuant to and in accordance with the conditions specified in Section 275 of the SFA.

Singapore SFA Product Classification – Solely for the purposes of its obligations pursuant to sections 309Bof the SFA and the Securities and Futures (Capital Markets Products) Regulations 2018 (“CMP”), the Issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A(1) of the SFA), that the notes are “prescribed capital markets products” (as defined in the CMP) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Switzerland

The notes may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (the “SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing

Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the notes or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Conflicts of Interest

Because Citizens JMP Securities, LLC, an underwriter for this offering, is our wholly owned subsidiary, a conflict of interest under FINRA Rule 5121 is deemed to exist. Accordingly, this offering will be conducted in accordance with this rule. Pursuant to FINRA Rule 5121, Citizens JMP Securities, LLC will not confirm sales to any account over which it exercises discretionary authority without the specific prior written approval of the account holder.

VALIDITY OF SECURITIES

The validity of the notes offered hereby will be passed upon for us by Sullivan & Cromwell LLP, Washington, DC, and for the underwriters by Cleary Gottlieb Steen & Hamilton LLP, New York, New York. Cleary Gottlieb Steen & Hamilton LLP has from time to time acted as counsel for us and our subsidiaries and may do so in the future.

EXPERTS

The consolidated financial statements of Citizens Financial Group, Inc. as of December 31, 2022 and 2021, and for each of the three years in the period ended December 31, 2022, incorporated by reference in this Prospectus Supplement, and the effectiveness of Citizens Financial Group, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the notes offered hereby. This prospectus supplement, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. The SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that site is www.sec.gov.

INFORMATION INCORPORATED BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from the SEC’s website at http://www.sec.gov. Our SEC filings are also available at the offices of the New York Stock Exchange, or the “NYSE.” For further information on obtaining copies of our public filings at the NYSE, you should call 212-656-3000.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the following documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering (other than, in each case, information that is deemed not to have been filed in accordance with SEC rules):

•	Annual Report on Form 10-K for the year ended December 31, 2022, filed on February 17, 2023;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023, June 30, 2023 and September 30, 2023, filed on May 10, 2023, August 8, 2023 and November 6, 2023, respectively; and

•	Current Reports on Form 8-K filed on April 12, 2023 and April 28, 2023.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing), at no cost, by writing or calling us at the following address:

Citizens Financial Group, Inc.

600 Washington Blvd.

Stamford, CT 06901

Attn: Corporate Secretary

Telephone: (203) 900-6715

E-mail: CFGinvestorrelations@citizensbank.com

We have also filed a registration statement (No. 333-260150) with the SEC relating to the securities offered by this prospectus supplement and the accompanying prospectus. This prospectus supplement is part of the registration statement. You may obtain from the SEC a copy of the registration statement and exhibits that we filed with the SEC when we registered the notes. The registration statement may contain additional information that may be important to you.

Our reports and documents incorporated by reference into this prospectus supplement may also be found in the “Investor Relations” section of our website at http://www.citizensbank.com. Our website and the information contained in it or connected to it shall not be deemed to be incorporated into this prospectus supplement or any registration statement of which it forms a part.

PROSPECTUS

COMMON STOCK

PREFERRED STOCK

DEPOSITARY SHARES

DEBT SECURITIES

WARRANTS

PURCHASE CONTRACTS

UNITS

We may offer from time to time common stock, preferred stock, depositary shares, debt securities, warrants, purchase contracts or units that may include any of these securities or securities of other entities. We may offer and sell these securities to or through one or more underwriters, dealers or agents, or directly to purchasers, on a continuous or delayed basis. In addition, selling security holders may be identified in supplements to this prospectus and may offer and sell these securities from time to time.

Specific terms of these securities will be provided in supplements to this prospectus. You should read this prospectus, any prospectus supplement, any related free writing prospectus, and any documents incorporated by reference herein and therein, carefully before you invest.

Our common stock is listed on the New York Stock Exchange, or NYSE, under the symbol “CFG.” We have not yet determined whether any of the other securities that may be offered by this prospectus will be listed on any exchange, inter-dealer quotation system or over-the-counter market. If we decide to seek the listing of any such securities upon issuance, the prospectus supplement relating to those securities will disclose the exchange, quotation system or market on which the securities will be listed.

Investing in these securities involves certain risks. See “Risk Factors” on page 6 of this prospectus and any additional risk factors included in any applicable prospectus supplement and in the documents incorporated by reference in this prospectus for a discussion of the factors you should consider before deciding to purchase these securities.

The securities offered by this prospectus and any supplement will not be savings accounts, deposits or other obligations of any bank and will not be insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 8, 2021

We have not authorized anyone to provide any information other than the information contained in this prospectus or any prospectus supplement including the information incorporated by reference, or in any free writing prospectus prepared by us. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus or any prospectus supplement or in any free writing prospectus is accurate as of any date other than the date of the applicable document dates. Our business, financial condition, results of operations and prospects may have changed since that date.

Unless otherwise stated in this prospectus or the context otherwise requires (for example, in the references under “Citizens Financial Group, Inc.”), the terms “CFG,”, “Citizens”, “we,” “us,” and “our” refer to Citizens Financial Group, Inc. and do not include its consolidated subsidiaries.

i

CITIZENS FINANCIAL GROUP, INC.

Citizens Financial Group, Inc. is one of the nation’s oldest and largest financial institutions, with $185.1 billion in assets as of June 30, 2021. Headquartered in Providence, Rhode Island, Citizens offers a broad range of retail and commercial banking products and services to individuals, small businesses, middle-market companies, large corporations and institutions. Citizens helps its customers reach their potential by listening to them and by understanding their needs in order to offer tailored advice, ideas and solutions. In Consumer Banking, Citizens provides an integrated experience that includes mobile and online banking, a 24/7 customer contact center and the convenience of approximately 3,000 ATMs and approximately 1,000 branches in 11 states in the New England, Mid-Atlantic and Midwest regions. Consumer Banking products and services include a full range of banking, lending, savings, wealth management and small business offerings. In Commercial Banking, Citizens offers a broad complement of financial products and solutions, including lending and leasing, deposit and treasury management services, foreign exchange, interest rate and commodity risk management solutions, as well as loan syndication, corporate finance, merger and acquisition, and debt and equity capital markets capabilities.

Our principal executive offices are located at One Citizens Plaza in Providence, Rhode Island, and our telephone number is (203) 900-6715.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we or any selling security holders to be named in a prospectus supplement may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we or any selling security holders to be named in a prospectus supplement may offer. Each time we or any selling security holders to be named in a prospectus supplement sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access our SEC filings, including the registration statement and the exhibits and schedules thereto. Other information about us may also be found in the “Investors Relations” section of our website at http://www.citizensbank.com. However, except for the information specifically incorporated by reference herein as set forth below, the information on the SEC’s website and the information on, or accessible through, our website do not constitute a part of this prospectus.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents we file pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or after the date of this prospectus and prior to the termination of the offering under this prospectus and any prospectus supplement (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

(a)

Annual Report on Form 10-K for the fiscal year ended December  31, 2020 (including information specifically incorporated therein by reference from the Definitive Proxy Statement on Schedule 14A for the 2021 Annual Meeting of Shareholders, filed on March 5, 2021);

(b)	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021 and June 30, 2021, filed on May 5, 2021 and August 3, 2021, respectively;

(c)

Current Reports on Form 8-K filed January 12, 2021, January  20, 2021 (only those portions deemed filed and not furnished), January  27, 2021, February  10, 2021, February  11, 2021, February  24, 2021, February  24, 2021, April  23, 2021, June  4, 2021, June  11, 2021, July  9, 2021, July  28, 2021, July  30, 2021 and September 8, 2021 (only those portions deemed filed and not furnished); and

(d)	Description of Citizens common stock, par value $0.01 per share, contained in Registration Statement on Form 8-A, relating to our common stock, filed on September 19, 2014.

You may request a copy of these filings at no cost, by writing or telephoning us at:

Citizens Financial Group, Inc.

One Citizens Plaza

Providence, Rhode Island 02903

Attn: Investor Relations

Tel.: (203) 900-6715

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement, any related free-writing prospectus and the documents incorporated by reference herein or therein include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statement that does not describe historical or current facts is a forward-looking statement. These statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “goals,” “targets,” “initiatives,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would,” and “could.”

Forward-looking statements are based upon the current beliefs and expectations of management, and on information currently available to management. Our statements speak as of the date they are made, and we do not assume any obligation to update these statements or to update the reasons why actual results could differ from those contained in such statements in light of new information or future events. We caution you, therefore, against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. While there is no assurance that any list of risks and uncertainties or risk factors is complete, important factors that could cause actual results to differ materially from those in the forward-looking statements include the following, without limitation:

•

Negative economic and political conditions that adversely affect the general economy, housing prices, the job market, consumer confidence and spending habits, which may affect, among other things, the level of nonperforming assets, charge-offs and provision expense;

•	The rate of growth in the economy and employment levels, as well as general business and economic conditions, and changes in the competitive environment;

•

Our ability to implement our business strategy, including the cost savings and efficiency components, and achieve our financial performance goals, including through the integration of Investors Bancorp, Inc. and the HSBC branch acquisition;

•	The COVID-19 pandemic and associated lockdowns and their effects on the economic and business environments in which we operate;

•	Our ability to meet heightened supervisory requirements and expectations;

•	Liabilities and business restrictions resulting from litigation and regulatory investigations;

•

Our capital and liquidity requirements (including under regulatory capital standards, such as the U.S. Basel III capital rules) and our ability to generate capital internally or raise capital on favorable terms;

•	The effect of changes in interest rates on our net interest income, net interest margin and our mortgage originations, mortgage servicing rights and mortgages held for sale;

•

Changes in interest rates and market liquidity, as well as the magnitude of such changes, which may reduce interest margins, impact funding sources and affect the ability to originate and distribute financial products in the primary and secondary markets;

•	The effect of changes in the level of checking or savings account deposits on our funding costs and net interest margin;

•

Financial services reform and other current, pending or future legislation or regulation that could have a negative effect on our revenue and businesses, including the Dodd-Frank Act and other legislation and regulation relating to bank products and services;

•	A failure in or breach of our operational or security systems or infrastructure, or those of our third party vendors or other service providers, including as a result of cyber-attacks; and

•	Management’s ability to identify and manage these and other risks.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. We undertake no obligation to update any of these forward-looking statements after the date of this prospectus to conform our prior statements to actual results or revised expectations, except as required by law.

More information about factors that could cause actual results to differ materially from those described in forward-looking statements can be found under “Risk Factors” our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, as well as the other information included or incorporated by reference in this prospectus.

RISK FACTORS

An investment in our securities involves significant risks. Before purchasing any securities, you should carefully consider and evaluate all of the information included and incorporated by reference or deemed to be incorporated by reference in this prospectus or the applicable prospectus supplement, including the risk factors incorporated by reference herein from our Annual Report on Form 10-K for the year ended December 31, 2020, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, as updated by annual, quarterly and other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein or in the applicable prospectus supplement. Our business, results of operations or financial condition could be adversely affected by any of these risks or by additional risks and uncertainties not currently known to us or that we currently consider immaterial.

USE OF PROCEEDS

We intend to use the net proceeds we receive from the sale of securities by us in the manner and for the purposes set forth in the applicable prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

The following descriptions are summaries of the material terms of our restated certificate of incorporation and amended and restated bylaws. Reference is made to the more detailed provisions of, and the descriptions are qualified in their entirety by reference to, the restated certificate of incorporation and amended and restated bylaws, copies of which were filed with the SEC as exhibits to our periodic and current reports, and applicable law.

General

Our authorized capital stock consists of 1,000,000,000 shares of common stock, par value $0.01 per share, and 100,000,000 shares of preferred stock, par value $25.00 per share. Shares of capital stock may be issued in certificated or uncertificated form.

Because Citizens is a holding company, the rights of Citizens to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise (and thus the ability of Citizens stockholders to benefit indirectly from such distribution) would be subject to the prior claims of creditors of that subsidiary, except to the extent that Citizens itself may be a creditor of that subsidiary with recognized claims. Claims on Citizens’ subsidiaries by creditors other than Citizens will include substantial obligations with respect to deposit liabilities, indebtedness for borrowed money and purchased funds.

Common Stock

Common stock outstanding. As of September 30, 2021, there were 426,090,457 shares of common stock outstanding which were held of record by nine stockholders of record (including Cede & Co.). This stockholder figure does not include what we estimate to be a substantially greater number of holders whose shares are held of record by banks, brokers and other financial institutions. All outstanding shares of common stock are fully paid and non-assessable.

Voting rights. The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders, except on matters relating solely to terms of preferred stock.

Dividend rights. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our Board out of funds legally available therefor.

Rights upon liquidation. In the event of liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

Other rights. The holders of our common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

Our Board has the authority to issue preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock.

The following series of Citizens preferred stock are issued and outstanding:

•	300,000 shares of 6.000% Fixed-to-Floating Non-Cumulative Perpetual Preferred Stock, Series B, $1,000 liquidation preference per share, which we refer to as the “Series B preferred stock”;

•	300,000 shares of 6.375% Fixed-to-Floating Non-Cumulative Perpetual Preferred Stock, Series C, $1,000 liquidation preference per share, which we refer to as the “Series C preferred stock”;

•	300,000 shares of 6.350% Fixed-to-Floating Non-Cumulative Perpetual Preferred Stock, Series D, $1,000 liquidation preference per share, which we refer to as the “Series D preferred stock”;

•	450,000 shares of 5.000% Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series E, $1,000 liquidation preference per share, which we refer to as the “Series E preferred stock”;

•	400,000 shares of 5.650% Fixed Rate Reset Non-Cumulative Perpetual Preferred Stock, Series F, $1,000 liquidation preference per share, which we refer to as the “Series F preferred stock”; and

•	300,000 shares of 4.000% Fixed-Rate Reset Noncumulative Perpetual Preferred Stock, Series G, $1,000 liquidation preference per share, which we refer to as the “Series G preferred stock.”

Unless otherwise indicated, the terms and provisions described below relate to each of Citizens’ Series B preferred stock, the Series C preferred stock, the Series D preferred stock, the Series E preferred stock, the Series F preferred stock and the Series G preferred stock, which we collectively refer as the “Citizens preferred stock.” Other than as described below, the terms of the Series B preferred stock, the Series C preferred stock, the Series D preferred stock, the Series E preferred stock, the Series F preferred stock and the Series G preferred stock are substantially similar.

Ranking

Each series of Citizens preferred stock ranks on a parity with each other as to payment of dividends and amounts payable upon liquidation, dissolution or winding up of the company. Each series of Citizens preferred stock ranks prior to the Citizens common stock as to payment of dividends and amounts payable on liquidation, dissolution or winding up.

Conversion

No shares of Citizens preferred stock are convertible into Citizens common stock or any other class or series of Citizens’ securities.

Dividends

Dividends on the Citizens preferred stock, if declared by the Citizens board, accrue and are payable at the respective rates specified below:

•

Series B preferred stock: semi-annually at a fixed rate per annum equal to 6.000% to, but excluding, July 6, 2023 and thereafter quarterly at a floating rate per annum equal to the three-month U.S. dollar LIBOR on the related dividend determination date plus 3.003%;

•

Series C preferred stock: quarterly at a fixed rate per annum equal to 6.375% to, but excluding, April 6, 2024 and thereafter quarterly at a floating rate per annum equal to the three-month U.S. dollar LIBOR on the related dividend determination date plus 3.157%;

•

Series D preferred stock: quarterly at a fixed rate per annum equal to 6.350% to, but excluding, April 6, 2024 and thereafter quarterly at a floating rate per annum equal to the three-month U.S. dollar LIBOR on the related dividend determination date plus 3.642%;

•	Series E preferred stock: quarterly at a fixed rate per annum equal to 5.000%;

•

Series F preferred stock: quarterly at a fixed rate per annum equal to 5.650% to, but excluding, October 6, 2025 and thereafter quarterly at a rate equal to the Five-year U.S. Treasury Rate, plus 5.313%; and

•

Series G preferred stock: quarterly at a fixed rate per annum equal to 4.000% to, but excluding, October 6, 2026 and thereafter quarterly at a rate equal to the Five-year U.S. Treasury Rate, plus 3.215%.

Dividends on the shares of Citizens preferred stock are non-cumulative. Shares of the Citizens preferred stock have priority over the Citizens common stock with regard to the payment of dividends.

Redemption

The Citizens preferred stock is not subject to any sinking fund or other similar obligation for repurchase or retirement. The Citizens preferred stock is redeemable at Citizens’ option as follows:

•

the Series B preferred stock is redeemable (i) in whole or in part, from time to time, on any dividend payment date on or after July 6, 2023 or (ii) in whole but not in part at any time within 90 days of certain changes to regulatory capital requirements, in each case at a redemption price of $1,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends;

•

the Series C preferred stock is redeemable (i) in whole or in part, from time to time, on any dividend payment date on or after April 6, 2024 or (ii) in whole but not in part at any time within 90 days of certain changes to regulatory capital requirements, in each case at a redemption price of $1,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends;

•

the Series D preferred stock is redeemable (i) in whole or in part, from time to time, on any dividend payment date on or after April 6, 2024 or (ii) in whole but not in part at any time within 90 days of certain changes to regulatory capital requirements, in each case at a redemption price of $1,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends;

•

the Series E preferred stock is redeemable (i) in whole or in part, from time to time, on any dividend payment date on or after January 6, 2025 or (ii) in whole but not in part at any time within 90 days of certain changes to regulatory capital requirements, in each case at a redemption price of $1,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends;

•

the Series F preferred stock is redeemable (i) in whole or in part, from time to time, on any dividend payment date on or after October 6, 2025 or (ii) in whole but not in part at any time within 90 days of certain changes to regulatory capital requirements, in each case at a redemption price of $1,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends; and

•

the Series G preferred stock is redeemable (i) in whole or in part, from time to time, on any dividend payment date on or after October 6, 2026 or (ii) in whole but not in part at any time within 90 days of certain changes to regulatory capital requirements, in each case at a redemption price of $1,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends.

Voting

The Citizens preferred stock does not have any voting rights other than with respect to certain limited matters, including the right (together with all other holders of preferred stock) to elect two directors if Citizens fails to pay for the equivalent of three semi-annual or six full quarterly dividend payments, whether or not for consecutive periods, the right to vote on certain matters that could adversely affect the holders of the Citizens preferred stock and on certain other matters to the extent required by law.

Liquidation Rights

In the event of any liquidation, dissolution or winding up of Citizens, whether voluntary or involuntary, before any distribution or payment out of our assets may be made to or set aside for the holders of any capital stock ranking junior to the Citizens preferred stock, holders of Citizens preferred stock will be entitled to receive out of Citizens’ assets legally available for distribution to Citizens’ stockholders (i.e., after satisfaction of all liabilities to creditors, if any) an amount equal to $1,000 per share, plus any dividends that have been declared but not paid prior to the date of payment of distributions to stockholders, without regard to any undeclared dividends.

Anti-Takeover Effects of Some Provisions

Some provisions of our restated certificate of incorporation and amended and restated bylaws could make the following more difficult:

•	acquisition of control of us by means of a proxy contest or otherwise, or

•	removal of our incumbent officers and directors.

These provisions, as well as our ability to issue preferred stock, make coercive takeover practices and inadequate takeover bids more difficult to execute. These provisions also encourage persons seeking to acquire control of us to first negotiate with our Board.

Election and Removal of Directors. The number of directors that will constitute the Board will be fixed from time to time by resolution of our Board, excluding any directors elected by holders of preferred stock pursuant to provisions applicable in the case of certain events involving the non-payment of dividends. Our Board currently has 13 members.

Our restated certificate of incorporation and amended and restated bylaws provide that directors may be removed, with or without cause, by an affirmative vote of holders of shares representing a majority of the outstanding shares then entitled to vote at an election of directors. Any vacancy occurring on our Board and any newly created directorship may be filled only by a vote of a majority of the remaining directors in office or by the sole director remaining in office.

Limits on Written Consents. Our restated certificate of incorporation and amended and restated bylaws provide that stockholder action, other than actions by the holders of one or more classes of Preferred Stock, can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting.

Stockholder Meetings. Our restated certificate of incorporation and amended and restated bylaws also provide that, except as otherwise required by law, special meetings of the stockholders can only be called by the chairman of our Board, our chief executive officer or the Board, pursuant to a resolution adopted by a majority of our Board, or Citizens’ corporate secretary, upon written request by record stockholders owning at least twenty-five percent (25%) of the voting power of all outstanding share of Citizens common stock.

Super-Majority Approval Requirements. The Delaware General Corporation Law generally provides that the affirmative vote of the holders of a majority of the total voting power of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless either a corporation’s certificate of incorporation or bylaws require a greater percentage. Our restated certificate of incorporation and amended and restated bylaws provide that the affirmative vote of holders of 75% of the total voting power of our outstanding common stock eligible to vote in the election of directors, voting together as a single class, will be required to amend, alter, change or repeal specified provisions, including those relating to voting rights, the structure and authority of the Board, meetings of stockholders, indemnification of directors and officers, amendment of our restated certificate of incorporation and amended and restated bylaws, and certain other provisions. This requirement of a super-majority vote to approve amendments to our restated certificate of incorporation and amended and restated bylaws could enable a minority of our stockholders to effectively exercise veto power over any such amendments.

Other Limitations on Stockholder Actions. Our amended and restated bylaws also impose some procedural requirements on stockholders who wish to:

•	make nominations in the election of directors;

•	propose that a director be removed;

•	propose any repeal or change in our amended and restated bylaws; or

•	propose any other business to be brought before an annual or special meeting of stockholders.

Under these procedural requirements, in order to bring a proposal before a meeting of stockholders, a stockholder must generally deliver timely notice of a proposal pertaining to a proper subject for presentation at the meeting to our corporate secretary along with the following:

•	a description of the business or nomination to be brought before the meeting and the reasons for conducting such business at the meeting;

•	the stockholder’s name and address;

•	any material interest of the stockholder in the proposal;

•	the number of shares beneficially owned by the stockholder and evidence of such ownership; and

•	a description of all agreements, arrangements and understandings between the stockholder and any other person (including the names of such persons) in connection with the proposal.

To be timely, a stockholder must generally deliver notice to the corporate secretary:

•

in connection with an annual meeting of stockholders, not less than 120 days nor more than 150 days prior to the first anniversary of the date on which the annual meeting of stockholders was held in the immediately preceding year, but in the event that the date of the annual meeting is more than 30 days before or more than 70 days after the anniversary date of the preceding annual meeting of stockholders, a stockholder notice will be timely if received by us not later than the close of business (A) no earlier than 120 days prior to the annual meeting and (B) no later than 70 days prior to the date of the meeting or the 10th day following the day on which we first publicly announce the date of the annual meeting; or

•

in connection with the election of a director at a special meeting of stockholders, (A) not earlier than 150 days prior to the date of the special meeting nor (B) later than the later of 120 days prior to the date of the special meeting or the 10th day following the day on which public announcement of the date of the special meeting was first made.

In order to submit a nomination for our Board, a stockholder must also submit any information with respect to the nominee that we would be required to include in a proxy statement, as well as some other information.

A stockholder may also submit a nomination for our Board or the proposal of other business by submitting a proposal to us in compliance with Rule 14a-8 under the Exchange Act, and such stockholder’s proposal has been included in a proxy statement that has been prepared by us to solicit proxies for the meeting of stockholders.

If a stockholder fails to follow the required procedures, the stockholder’s proposal or nomination will be ineligible and will not be voted on by our stockholders.

Restrictions on Ownership

The BHC Act requires any “bank holding company,” as defined in the BHC Act, to obtain the approval of the Federal Reserve Board prior to the acquisition of 5% or more of Citizens common stock. Any person, other than a bank holding company, is required to obtain prior approval of the Federal Reserve Board to acquire 10% or more of Citizens common stock under the Change in Bank Control Act of 1978, as amended. Any holder of 25% or more of Citizens common stock, or a holder of 5% or more if such holder otherwise exercises a “controlling influence” over Citizens, is subject to regulation as a bank holding company under the BHC Act.

Under the regulations of the Federal Reserve Board implementing the BHC Act, if any holder of any series of preferred stock is or becomes entitled to vote for the election of directors, such series will be deemed a class of voting securities and a company holding 25% or more of the series, or such lower amount of the preferred stock, may be deemed, when coupled with other factors, to constitute a “controlling influence” over Citizens, and will be subject to regulation as a bank holding company under the BHC Act. In addition, at the time the series is deemed a class of voting securities, any other bank holding company will be required to obtain the approval of the Federal Reserve Board under the BHC Act to acquire or maintain more than 5% of that series. Any other person (other than a bank holding company) will be required to obtain the non-objection of the Federal Reserve Board under the Change in Bank Control Act of 1978, as amended, to acquire or maintain 10% or more of that series.

Dissenters’ Rights of Appraisal and Payment

Under the Delaware General Corporation Law, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation of our company. Pursuant to the Delaware General Corporation Law, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the Delaware General Corporation Law, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Forum Selection

Pursuant to our restated certificate of incorporation, the Court of Chancery of the State of Delaware is the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of ours to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law or (iv) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the foregoing forum selection provisions.

Limitation of Liability of Directors and Officers

Our restated certificate of incorporation provides that no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except as required by applicable law, as in effect from time to time. Currently, Delaware law requires that liability be imposed for the following:

•	any breach of the director’s duty of loyalty to our company or our stockholders;

•	any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; and

•	any transaction from which the director derived an improper personal benefit.

As a result, neither we nor our stockholders have the right, through stockholders’ derivative suits on our behalf, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above.

Our amended and restated bylaws provide that, to the fullest extent permitted by law, we will indemnify any officer or director of our company against all damages, claims and liabilities arising out of the fact that the person is or was our director or officer, or served any other enterprise at our request as a director, officer, employee, agent or fiduciary. We will reimburse the expenses, including attorneys’ fees, incurred by a person indemnified by this provision when we receive an undertaking to repay such amounts if it is ultimately determined that the person is not entitled to be indemnified by us. Amending this provision will not reduce our indemnification obligations relating to actions taken before an amendment.

Indemnification Agreements

We have entered into an indemnification agreement with each of our directors. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

Listing

Our common stock is listed on the NYSE under the symbol “CFG.”

Transfer Agent and Registrar

The Transfer Agent and Registrar for the Common Stock and Preferred Stock is Computershare Trust Company, N.A.

DESCRIPTION OF DEPOSITARY SHARES

We may, at our option, elect to offer fractional shares of preferred stock, which we call depositary shares, rather than full shares of preferred stock. If we do, we will issue to the public receipts, called depositary receipts, for depositary shares, each of which will represent a fraction, to be specified in the applicable prospectus supplement, of a share of a particular series of preferred stock. Unless otherwise provided in the prospectus supplement, each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in a share of preferred stock represented by the depositary share, to all the rights and preferences of the preferred stock represented by the depositary share. Those rights include, as applicable, dividend, voting, redemption, conversion and liquidation rights.

The shares of preferred stock underlying the depositary shares will be deposited with a bank or trust company selected by us to act as depositary under a deposit agreement between us, the depositary and the holders of the depositary receipts. The depositary will be the transfer agent, registrar and dividend disbursing agent for the depositary shares.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Holders of depositary receipts agree to be bound by the deposit agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

The applicable prospectus supplement will identify the depositary, describe the specific terms of any depositary shares and the material terms of the related deposit agreement.

DESCRIPTION OF DEBT SECURITIES

The debt securities will constitute either senior or subordinated debt of CFG. The debt securities that are sold may be exchangeable for and/or convertible into common shares or any of the other securities that may be sold under this prospectus. The senior debt securities will be issued under pursuant to a senior debt indenture, dated October 28, 2015 (as amended or supplement from time to time), between us and The Bank of New York Mellon, as senior debt trustee, or pursuant to one or more separate senior indentures between us and a designated trustee. The subordinated debt securities will be issued pursuant to a subordinated indenture dated September 28, 2012 (as amended and supplemented from time to time) between us and The Bank of New York Mellon, as subordinated debt trustee, or pursuant to one or more other separate subordinated indentures between us and a designated trustee. We will include in the prospectus supplement relating to any series of senior or subordinated debt securities being offered the specific terms of such series, including the terms, if any, on which a series of senior or subordinated debt securities may be convertible into or exchangeable for other securities. In addition, the material terms of any indenture, which will govern the rights of the holders of our senior or subordinated debt securities will be set forth in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of:

•

debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement;

•	currencies; or

•	commodities.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, warrants, debt securities, shares of preferred stock, depositary shares, shares of common stock or any combination of such securities. The terms of any units to be issued will be set forth in the applicable prospectus supplement.

PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We and/or the selling security holders, if applicable, may sell the securities in one or more of the following ways (or in any combination) from time to time:

•	through underwriters or dealers;

•	directly to a limited number of purchasers or to a single purchaser; or

•	through agents.

The prospectus supplement will state the terms of the offering of the securities, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of such securities and the proceeds to be received by us, if any;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. In addition, to the extent this prospectus is used by any selling security holder to resell common stock or other securities, information with respect to the selling security holder will be contained in a prospectus supplement to this prospectus, in a post-effective amendment or in filings we make with the SEC under the Exchange Act that are incorporated by reference.

If we and/or the selling security holders, if applicable, use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

•	negotiated transactions;

•	at a fixed public offering price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all such securities, if any are purchased.

We and/or the selling security holders, if applicable, may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We and/or the selling security holders, if applicable, may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Underwriters and agents may be entitled under agreements entered into with us and/or the selling security holders, if applicable, to indemnification by us and/or the selling security holders, if applicable, against certain civil liabilities, including liabilities under the Securities Act or to contribution with respect to payments which the underwriters or agents may be required to make. Underwriters and agents may be customers of, engage in transactions with, or perform services for us and our affiliates in the ordinary course of business.

Each series of securities other than the common stock, which is listed on the NYSE under the symbol “CFG,” and certain series of debt securities outstanding on the date hereof, will be a new issue of securities and will have no established trading market. Any underwriters to whom securities are sold for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities, other than the common stock, may or may not be listed on a national securities exchange.

Conflicts of Interest

Citizens Capital Markets, Inc., a broker-dealer registered with the Financial Industry Regulatory Authority, Inc. (“FINRA”), is a wholly-owned subsidiary of Citizens Financial Group, Inc. and is therefore deemed to have a “conflict of interest” under Rule 5121 of FINRA. Any offering made by means of this prospectus in which Citizens Capital Markets, Inc. participates will comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s participation in the distribution of securities of an affiliate. In accordance with Rule 5121, Citizens Capital Markets, Inc. will not make sales in any such offering to any discretionary account without the prior written approval of the customer.

VALIDITY OF SECURITIES

The validity of the securities in respect of which this prospectus is being delivered will be passed on for us by Sullivan & Cromwell LLP.

EXPERTS

The consolidated financial statements incorporated herein by reference from Citizens’ Annual Report on Form 10-K for the year ended December 31, 2020, and the effectiveness of Citizens’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, that are incorporated herein by reference which reports (1) express an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph referring to the Company changing its method for estimating the allowance for credit losses on January 1, 2020 due to the adoption of Financial Instruments—Credit Losses (Topic 326), and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Citizens Financial Group, Inc.

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    % Fixed/Floating Rate Senior Notes due

Joint Book-Running Managers

Barclays	BofA Securities	Goldman Sachs & Co. LLC	Morgan Stanley	Citizens Capital Markets